As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERTICAL HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	5047	59-3635262
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7760 France Avenue South, 11th Floor
Minneapolis, Minnesota 55435
(612) 568-4210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William T. Cavanaugh
Chief Executive Officer
Vertical Health Solutions, Inc.
7760 France Avenue South, 11th Floor
Minneapolis, Minnesota 55435

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Emilio Ragosa, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
(609) 919-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.001 par value per share	3,600,000	(1)	$6.51	(2)	$23,436,000	(2)	$2,725

(1)             Represents shares to be sold by the selling security holders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)             In accordance with Rule 457(c), the price is estimated solely for purposes of calculating the registration fee and is based upon the average of the bid and asked prices of the Common Stock as reported on the OTC Bulletin Board on September 1, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2011

PROSPECTUS

3,600,000 Shares of Common Stock

VERTICAL HEALTH SOLUTIONS, INC. DOING BUSINESS AS

ONPOINT MEDICAL DIAGNOSTICS

This prospectus relates to offers and resales or other dispositions by certain of our security holders or their transferees of up to 3,600,000 shares of our common stock, par value $0.001 per share.

These shares may be sold by the selling security holders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling security holders, other than as a result of the exercise of warrants for cash held by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the the OTC Markets Group, Inc.’s OTCQB under the symbol “ONMD”.  As of September [    ], 2011, the last reported sales price of our common stock on the OTCQB was $[    ] per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus. You should carefully consider the risk factors before you decide whether to invest in shares of our common stock.

Our principal executive offices are located at 7760 France Avenue South, 11th Floor, Minneapolis, MN 55435. Our telephone number is (612) 568-4210.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September [    ], 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we believe is most important to understanding how our business is currently being conducted. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus, before making an investment decision.

Introduction

Vertical Health Solutions, Inc., or VHS, was incorporated in March 2000 as a Florida corporation under the name LabelClick.com, Inc. In January 2001, VHS changed its name to Vertical Health Solutions, Inc.

On February 1, 2011, VHS entered into the Agreement and Plan of Merger, by and among OnPoint, on the one hand, and VHS and Vertical HS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VHS, referred to herein as Merger Sub, on the other hand, which we refer to as the Reverse Merger Agreement.  The transactions contemplated by the Reverse Merger Agreement were consummated on April 15, 2011, referred to herein as the Closing or the Closing Date.

Pursuant to the Reverse Merger Agreement, on the Closing Date, Merger Sub merged with and into OnPoint, which we refer to as the Reverse Merger, with OnPoint being the surviving corporation and becoming a wholly-owned subsidiary of VHS, and the outstanding shares of capital stock of OnPoint were converted into an aggregate of 7,143,113 shares of common stock of VHS, on the terms and conditions as set forth in the Reverse Merger Agreement.  This summary of the Reverse Merger is qualified in its entirety by reference to the actual agreement, a copy of which was filed as an exhibit to VHS’s Current Report on Form 8-K, filed with the SEC, on February 7, 2011.

Following the Closing Date of the Reverse Merger, OnPoint became our wholly-owned operating subsidiary.  The business of OnPoint constitutes all of our operations.

On June 7, 2011, we completed the initial closing of a private placement to accredited investors of 525,000 units, at a purchase price of $1.00 per unit, for approximately $525,000 in gross proceeds. Each unit consisted of one share of common stock and a warrant to purchase 0.5 shares of common stock.  As a result, we issued an aggregate of 525,000 shares of common stock, together with warrants to purchase approximately 262,500 shares of common stock at an exercise price of $2.00 per share.

In addition, on June 7, 2011, we entered into a bridge note conversion agreement with certain of our bridge note holders to convert all or a portion of the outstanding principal balance (plus accrued interest) of such holders’ 10% conversion promissory notes, referred to herein as the 10% Notes, into shares of common stock at a conversion price of $0.65 per share.  Holders of $1,017,500 of 10% Notes have converted their 10% Notes into 1,637,663 shares of common stock.

Unless otherwise indicated or the context otherwise requires, all references below in this prospectus to “we,” “us” and the “Company” are to VHS, together with its wholly-owned subsidiary, OnPoint.  Specific discussions or comments relating only to Vertical Health Solutions, Inc. prior to the Reverse Merger reference “VHS”, those relating only to OnPoint Medical Diagnostics, Inc. reference “OnPoint” and those relating only to Vertical HS Acquisition Corp. reference “Merger Sub”.  OnPoint was originally incorporated under the name CGI Enterprises II, Inc. in the State of Minnesota.

Business Overview

OnPoint was founded to commercialize magnetic resonance imaging, or MRI, quality assurance software testing software and technologies developed by Mayo Clinic.  Our vision, however, is much broader than this.  We intend to leverage technology and intelligent systems to assist the global healthcare industry in delivering the highest quality medical images possible — safely, consistently and efficiently.  Our enterprise quality assurance solution will be delivered in a

“Software as a Service”, or SaaS, utility computing model, which will accommodate advanced imaging facilities with multiple diagnostic imaging scanners.

Our flagship product for MRI is focused on automating the weekly quality control measures required for accreditation by American College of Radiology, or ACR, with real-time dashboards, analytics and trending to make sure scanners are providing the best possible images of patients.

The Offering

This prospectus relates to the resale by the selling security holders identified in this prospectus of up to 3,600,000 shares of common stock, all of which are issued and outstanding, of which [    ] were issued in connection with the initial closing of the June 2011 private placement, 1,637,665 were issued upon conversion of the 10% notes and [    ] of which were held by existing VHS stockholders prior to the Reverse Merger. All of the shares, when sold, will be sold by these selling security holders. The selling security holders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling security holders other than as a result of the exercise of warrants for cash held by the selling security holders.

Corporate Information

Our principal executive offices are located at 7760 France Avenue South, 11th Floor, Minneapolis, Minnesota 55435. Our telephone number is (612) 568-4210. Our website address is www.onpointmd.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

RISK FACTORS

Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below, which constitute what we believe are the material risks associated with an investment in our common stock, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition or our results of operations, which in turn could adversely affect the market price of our common stock.

Risks Related To Our Business and Industry

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the year ended December 31, 2010, were prepared under the assumption that we will continue our operations as a going concern. We have a limited operating history with no revenues and have incurred cumulative net losses of $3,437,719 through June 30, 2011. As a result, our independent registered public accounting firm in their audit report on our 2010 Financial Statements has expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt formation activities or to generate profitable operations. Given the recent downturn in the economy, such capital formation activities may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We are a development stage company.  We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.

We are in the development stage and have a limited operating history for you to consider in evaluating our business and prospects.  We have not yet generated any sales or net income.  We have incurred operating losses since inception and expect to incur significant net losses in the foreseeable future.  There can be no assurance that we will be able to generate significant revenues from the sales of current or future products. Our ability to achieve profitability will depend on, among other things, our success in selling our products, managing our expense levels and quickly integrating newly-hired personnel, including management.

We will need additional capital to fund our operations.

We are seeking to raise additional capital in 2011 to fund our operations and future development. A capital raise could include the securing of funds through new strategic partnerships or collaborations, the sale of common stock or other equity securities or the issuance of debt.  In the event we do not enter into a corporate collaboration or undertake a financing of debt or equity securities, we may not have sufficient cash on hand to fund our operations.  We can give no assurances that we will be able to enter into a strategic transaction or raise any additional capital or if we do, that such additional capital will be sufficient to meet our needs, or on terms favorable to us.

If we are unable to raise additional funds, we will need to do one or more of the following:

•                                          further delay, scale-back or eliminate some or all of our product development programs;

•                                          attempt to sell our company;

•                                          cease operations; or

•                                          declare bankruptcy.

Initiating and expanding sales and marketing activities and continuing our development efforts will require significant expenditures of capital.  The actual amount and timing of capital requirements may differ materially from our estimates, depending on the demand for our products and as a result of new market developments and opportunities. We may determine that it is necessary or desirable to obtain financing for such requirements through borrowings or the issuance of debt or equity securities. Debt financing would increase leverage, while equity financing may dilute the ownership of stockholders. There can be no assurance as to whether, or as to the terms on which, we will be able to obtain such financing. Any failure to generate sufficient funds from operations or equity or debt financing to meet our capital requirements could have a material adverse effect on our business, financial condition and results of operations.

At June 30, 2011, we had cash and cash equivalents of $486,972 and working capital of $193,817. Through June 30, 2011, we have funded substantially all of our operations and capital expenditures through private placements of equity and convertible debt securities totaling $2,192,500.  Based on our operating plan, we expect that our existing cash and cash equivalents will fund our operations only through October 31, 2011.

Our success depends upon maintaining our license to critical intellectual property.

Our success depends upon our maintaining the license with Mayo Foundation for Medical Education and Research for the technology which comprises our product.  The license is currently in good standing.  Future defaults by us, however, could result in the termination of the license which is critical to our business.

Our success depends on the development and modification of our licensed technology.

The MRI quality assurance software is currently functional and has been used by Mayo Clinic.  Since the MRI quality assurance software is currently customer specific, we will need to create a more extensible and configurable platform by updating the existing user interface, re-writing the reporting framework and extending the database for broader commercial use.  We are using the services of consultants to make such changes.  Software development always involves uncertainty as to the length of time and cost associated with making needed developments and modifications.  Delays in effecting the development and modifications may have significant adverse affects on our business.

Our success is dependent on market acceptance of our products.

Our ability to gain market acceptance and to grow will largely depend upon our success in effectively and efficiently communicating product benefits to the key buyer groups and distinguishing our products from other similar products.  To gain market share, we must also overcome the established relationships between other service providers and customers.  We cannot assure you that we will be able to achieve success, to gain market acceptance and to grow.  Our failure to achieve market acceptance of our products would have a material adverse effect on our business, financial condition and results of operations.

We may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Prior to March 2009, OnPoint was a wholly owned subsidiary of Healthcare IP Partners.  In March 2009, Healthcare IP Partners distributed certain shares of OnPoint owned by Healthcare IP Partners to the individual stockholders of Healthcare IP Partners (other than the founders), referred to herein as the Initial Distribution.

In September 2010, shares of OnPoint were issued to Healthcare IP Partners in settlement of $500,000 outstanding debt of OnPoint owed to Healthcare IP Partners, which shares were then distributed with the remaining shares of OnPoint owned by Healthcare IP Partners to the individual stockholders of Healthcare IP Partners (other than the founders), referred to herein as the Second Distribution.  This debt consisted of a one-time pre-formation charge, miscellaneous start-up costs, and monthly shared services/consulting fees. The debt settlement was necessary to eliminate the outstanding debt on the balance sheet in order for OnPoint to raise additional capital.

The Initial Distribution and the Second Distribution are referred to herein as the Restructuring.  Following the Restructuring, Healthcare IP Partners did not own any shares of OnPoint and there were no remaining liabilities due Healthcare IP Partners from OnPoint.  However, there is always a remote possibility that an unknown liability was not properly settled with this Restructuring.  If there are any remaining potential unknown liabilities, we do not believe such liabilities would be material to our financial statements.

Our future revenues are unpredictable and we expect our operating results to fluctuate from period to period.

Our limited operating history and the uncertain nature of the market make it difficult for us to accurately forecast our future revenues in any given period. We have limited experience in financial planning for our business on which to base our planned operating expenses. If our revenues in a particular period fall short of our expectations, we will likely be unable to quickly adjust our spending in order to compensate for that revenue shortfall. As a result, our operating results would be adversely affected.  Our operating results are likely to fluctuate substantially from period to period as a result of a number of factors, many of which are beyond our control. These factors include:

•                                          the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

•                                          the rate at which potential users adopt our products;

•                                          the announcement or introduction of new or enhanced products by our competitors;

•                                          our ability to attract and retain qualified personnel; and

•                                          the pricing policies of our competitors.

Our business model is evolving and unproven.

Our business model is unproven and is likely to continue to evolve.  Accordingly, our business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as our market continues to evolve.

We need to increase brand awareness.

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among others, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts and our ability to develop industry-leading products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it could have a material adverse effect on our results of operations.

We compete in highly competitive markets.

The industry could develop new competitors that may have longer operating histories, established ties to customers, greater brand awareness and well-accepted products. These competitors in the market space could have greater financial, technical and marketing resources. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop alternatives that are competitive with our products.

Our success depends, in part, upon our intellectual property rights.

Our success depends, in part, upon our intellectual property rights.  We will also rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights.  We will enter into confidentiality agreements with our employees and contractors and limit access to and distribution of our proprietary information. There can be no assurance that such steps will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Our ability to manage growth will affect our management systems, infrastructure and resources.

Our ability to successfully offer products and implement our business plan in the market requires an effective planning and management process. We are in the process of initiating our operations, and we intend to increase our headcount substantially.

Beginning our operations and experiencing rapid growth will place a significant strain on our management systems, infrastructure and resources. To manage anticipated growth, we will need to develop and improve our operational, financial, accounting and other internal systems. In addition, our future success will depend in large part upon our ability to recruit, train, motivate and retain managers and other employees and maintain product quality. If we are unable to manage anticipated growth effectively, it could have a material adverse effect on the quality of our products and our business, financial condition, and results of operations.

We depend on key personnel and will need to attract and retain additional personnel.

Our success will depend in large part upon the key personnel we intend to hire.  At this time, we have only our Chief Executive Officer, William Cavanaugh, our Interim Chief Financial Officer, Mark Steege, and our Chief Technology Officer,

Chris Hafey, in place as part of our management team.  We intend to recruit other key members of the management team.  If we do not quickly and efficiently integrate these key personnel into our management and culture, our business could suffer. Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled executive, technical, managerial, sales and marketing and business development personnel. We intend to hire additional executive, technical, sales, and marketing, business development and administrative personnel during the next year. Competition for qualified personnel is intense. If we fail to successfully attract, assimilate and retain a sufficient number of qualified executive, technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer. The loss of the services of these key employees could have an adverse effect on our business. In addition, if one or more of these key employees resigns to join a competitor or to form a competing company, the loss of such employees and any resulting loss of existing or potential customers to such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of our practices or procedures by such personnel. Although we intend to have key employees execute agreements containing confidentiality covenants, there can be no assurance that courts will enforce such covenants as written or that the agreements will deter conduct prohibited by such covenants.

Our organizational documents limit director liability.

Our Articles of Incorporation and Bylaws provide for indemnification of directors to the full extent permitted by law, eliminate or limit the personal liability of our directors and shareholders of monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with the Merger. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our business pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We may be subject to potential product liability and other claims and we may not have the insurance or other resources to cover the costs of any successful claims.

Defects in our products could subject us to potential product liability claims that our products caused some harm to the human body.  Our product liability insurance may not be adequate to cover future claims.  Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available at all.  Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm.  A successful claim brought against us in excess of any insurance coverage could significantly harm our business and financial condition.

Risks Related to Our Common Stock

We expect an illiquid market for our common stock.

The shares for our common stock are currently subject to very limited trading.  We are unable to predict if a trading market will develop and be sustained following the completion of the Merger on April 15, 2011, but we expect any such market to involve limited liquidity for some period of time.

We expect the market price for our common stock to be volatile.

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

The market price of our common stock and the market prices for securities of software or medical imaging companies in general, are expected to be highly volatile. The following factors, in addition to other risk factors described in this Quarterly Report, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•                                          announcements of technological innovations and discoveries by us or our competitors;

•                                          developments concerning any research and development, manufacturing, and marketing collaborations;

•                                          new products or services that we or our competitors offer;

•                                          actual or anticipated variations in operating results;

•                                          the initiation, conduct and/or outcome of intellectual property and/or litigation matters;

•                                          changes in financial estimates by securities analysts;

•                                          conditions or trends in software or other medical imaging industries;

•                                          regulatory developments in the United States and other countries;

•                                          changes in the economic performance and/or market valuations of other software or medical imaging companies;

•                                          our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                                          additions or departures of key personnel;

•                                          global unrest, terrorist activities, and economic and other external factors; and

•                                          sales or other transactions involving our common stock.

The stock market in general has recently experienced relatively large price and volume fluctuations.  In particular, market prices of securities of software companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies.  Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.  Prospective investors should also be aware that price volatility may be worse if the trading volume of our common stock is low.

We do not expect to pay cash dividends in the foreseeable future.

No dividends have ever been paid by us and it is anticipated that any future profits received from operations will be retained for operations. We do not anticipate the payment of cash dividends on our capital stock in the foreseeable future, and any decision to pay dividends will depend upon our profitability at the time, cash available, and other factors. Therefore, no assurance can be given that there will ever be any such cash dividend or distribution in the future.

Because OnPoint became a public company as a result of the Merger and not a public offering, we may not attract the attention of major brokerage firms and, as a public company, will incur substantial expenses.

As a result of the Merger, OnPoint became a publicly-traded company and, accordingly, will be subject to the information and reporting requirements of the United States securities laws. The costs to public companies of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if it were a privately-held company. Security analysts of major brokerage firms may not provide coverage of our business. No assurance can be given that brokerage firms will undertake to make a market for our common stock in the future.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results and financial condition could be harmed.

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on our stock price.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time consuming, difficult and costly.

As a reporting company, it will be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

A significant number of the shares of our common stock will be eligible for sale, and their sale could depress the market price of our common stock.

The sale of a significant number of shares of our common stock in the public market following the Merger could harm the market price of our common stock. As additional shares of our common stock become gradually available for resale in the public market, the supply of our common stock will increase, which could decrease its market price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year from the effective date of the Merger may, upon filing of a notification on Form 144 with the SEC, sell into the market our common stock.

Our common stock will be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market or exercise price of less than $5 per share, subject to specific exemptions. Initially, the market price of our common stock is less than $5 per share and therefore is designated a “penny stock” under SEC rules. This designation requires any broker or dealer selling our common stock to disclose certain information about the transaction, obtain a written agreement from the investor and determine that the investment in our common stock by the investor is a reasonably suitable investment for such investor. These rules may restrict the ability of brokers or dealers to sell our common stock and, as a result, may affect the ability of investors to sell their shares. In addition, unless and until our common stock is listed for trading on the American Stock Exchange or NASDAQ Capital Market or similar market, investors may find it difficult to obtain accurate quotations of the price of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock more difficult and may reduce the value of your investment.

Substantial future issuances of our common stock could depress our stock price.

The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur.  Sales of a substantial number of these shares of our common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock.

You will experience additional dilution upon the conversion of the convertible notes or the exercise of warrants or options.

As of June 30, 2011, we have 557,359 shares of common stock issuable upon conversion of our convertible promissory notes (at an assumed conversion price of $0.65 per share), 659,787 shares of common stock issuable upon exercise of outstanding warrants and 1,050,000 shares of common stock issuable upon exercise of outstanding options.  In addition, we will be entitled to reserve a pool of stock options representing approximately 20% of the shares of our common stock for the Employee Stock Option Pool, pursuant to our 2011 Omnibus Incentive Compensation Plan. The Employee Stock Option Pool will automatically increase each year such that the total number of shares available for issuance under the 2011 Omnibus Incentive Compensation Plan is equal to 20% of the fully-diluted shares as of the date of such increase.

If the holders of those convertible notes, warrants, or options convert or exercise their rights, you may experience dilution in the net tangible book value of your common stock.

Our Directors and officers, as well as certain stockholders, will have a high concentration of common stock ownership.

As of June 30, 2011, our officers and directors will beneficially own approximately 25% of our outstanding common stock (assuming none of our remaining notes are converted).  In addition, certain of existing stockholders will beneficially own more than 10% of our common stock following the Merger.  Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of us.  Additionally, as a result of their high level of ownership, our officers, directors and such stockholders might be able to strongly influence the actions of our board of directors, and the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the voting and other rights of our stockholders.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect the current view about future events and financial performance based on certain assumptions. They include opinions, forecasts, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. In some cases, forward-looking statements can be identified by words such as “may”, “can”,  “should”, “could”, “expects”, “hopes”, “believes”, “plans”, “anticipates”, “estimates”, “predicts”, “projects”, “potential”, “intends”, “approximates” or the negative or other variation of such terms and other comparable expressions. Forward-looking statements in this prospectus may include statements about:

•	our inability to continue as a going concern;
•	our future financial and operating results, including projections of revenues, income, expenditures and other financial items;
•	our capital requirements and the need for additional financing;
•	our ability to develop commercially viable products;
•	our ability to enter into and maintain successful collaborations with companies in the healthcare industry;
•	intellectual property rights of the Company and others, including actual or potential competitors;
•	the outcome of regulatory submissions and approvals;
•	the performance of our products and their potential to generate revenues;
•	our beliefs and opinions about the safety and efficacy of any of our products;
•	our development of new products;
•	our growth, expansion and acquisition strategies;
•	the ability to enter into acceptable relationships with one or more contract manufacturers or other service providers on which the Company may depend;
•	the ability to limit liability for claims against our predecessor or as a result of our restructuring;
•	current and future economic and political conditions;
•	the overall industry and market performance;
•	competition;
•	management’s goals and plans for future operations; and
•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

The forward-looking statements in this prospectus are only predictions.  Actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described under “Risk Factors” and elsewhere in this prospectus.  No guarantee about future results, performance or achievements can be made.  These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.  The safe harbors for forward-looking statements provided by the Private Securities Litigation Reform Act are unavailable to issuers of “penny stock”.  Our shares are considered a penny stock and, as a result, the safe harbors will not be available to us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling security holders. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently quoted on the the OTC Markets Group, Inc.’s OTCQB under the symbol “ONMD”.

THE SELLING SECURITY HOLDERS

The following table sets forth certain information concerning the resale of the shares of our common stock by the selling security holders as of September [    ], 2011. Unless otherwise described below, to our knowledge, no selling security holder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise described below, the selling security holders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act.

The following table assumes that the selling security holders will sell all of the shares of our common stock offered by them in this offering. However, the selling security holders may offer all or some portion of our shares of common stock held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders upon termination of sales pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The term “selling security holder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling security holders. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

As of September [    ], 2011, there were [    ] shares of our common stock outstanding. Unless otherwise indicated, the selling security holders have the sole power to direct the voting and investment over shares owned by them.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(1)(2)	Percent of Class
[ ](3)	[ ]	[ ]	[ ]	[ ]	[ ]
[address]

*     Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after September [    ], 2011 are deemed outstanding for computing the percentage ownership of the selling security holder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling security holder.

(2)

We do not know when or in what amounts a selling security holder may offer shares for sale. The selling security holders might not sell any or all of the shares offered by this prospectus. Because the selling security holders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

(3)	[ ]

PLAN OF DISTRIBUTION

The selling security holders (and any of their donees, pledgees, transferees or other successors-in-interest of a selling security holder selling shares of our common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. No such broker-dealer will receive compensation in excess of that permitted by NASD Rule 2440 and IM-2440-1.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liability is imposed on that person under the Securities Act.

The Company has advised the selling security holders that they may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement is declared effective by the SEC. After the registration statement has been declared effective, in connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders will receive the aggregate proceeds from the sale of the common stock offered by them. The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock in this offering. We may receive proceeds from holders who exercise their warrants and pay the applicable cash exercise price in connection with those exercises.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, rather than under this prospectus.

The selling security holders have advised us that they have not entered into any agreements, understandings or agreements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material agreement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We will pay all fees and expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the SEC’s registration fee, accounting fees, legal fees, printing expenses and other related miscellaneous expenses. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our articles of incorporation and our bylaws are summaries and are qualified by reference to our articles of incorporation and bylaws. Copies of these documents have been previously filed with the SEC as exhibits.  Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September [    ], 2011, there were [    ] shares of our common stock outstanding, [    ] shares of common stock issuable upon conversion of our convertible promissory notes (at an assumed conversion price of $0.65 per share), [    ] shares of common stock issuable upon exercise of outstanding warrants and [    ] shares of common stock issuable upon exercise of outstanding options.

Common Stock

Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote.  No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities.  No shares of sommon stock are subject to redemption or any sinking fund provisions.  Our outstanding shares of common stock are, and all shares of our common stock offered by the selling security holders in this prospectus will be, when issued and paid for, fully paid and nonassessable.  Subject to the rights of the holders of the  preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our Board of Directors from funds legally available therefore and, upon liquidation, to a pro-rata  share in any  distribution  to stockholders.  We do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further stockholder approval, to provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.  Our board of directors has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock.

Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding common stock. There are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Florida Law; Our articles of incorporation and Our bylaws

Florida law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Limitation of Liability and Indemnification of Officers and Directors

Our articles of incorporation limit the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Florida Business Corporations Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, NJ 07016. Their telephone number is (800) 456-0596.

DESCRIPTION OF BUSINESS

Company Overview

Following the Reverse Merger, the business of OnPoint constitutes our only operations.  OnPoint was founded to commercialize MRI quality assurance software testing software and technologies developed by Mayo Clinic.   Our vision, however, is much broader than this.  We intend to leverage technology and intelligent systems to assist the global healthcare industry in delivering the highest quality medical images possible — safely, consistently and efficiently.   Our enterprise quality assurance solution will be delivered in a “Software as a Service”, or SaaS, utility computing model, which will accommodate advanced imaging facilities with multiple diagnostic imaging scanners.

Our flagship product for MRI is focused on automating the weekly quality control measures required for accreditation by American College of Radiology, or ACR, with real-time dashboards, analytics and trending to make sure scanners are providing the best possible images of patients.

Multi-tenant SaaS Platform Delivered in the Cloud

Our software-as-a-service platform will enable our proprietary software solutions to be implemented, accessed and used by our customers remotely through an Internet connection, a standard web browser and a variety of other access points such as smart phones, tablets and hand-held devices.  Our multi-tenant architecture will provide for a single instance of the software to serve multiple clients.  This technical architecture allows for rapid time to deployment, faster innovation cycles, increased scalability and a reduced cost structure through operational efficiencies.

Our solutions will be hosted in the cloud, which are data center facilities provided by a third party, but where the operating software is maintained by us.  The cloud delivery model eliminates for our customers the time, risk, headcount and costs associated with installing and maintaining applications within their own operating environments.   We believe our cloud-based SaaS delivery model, coupled with our subscription-based license model, effectively replaces the large, front-loaded cost, typical of most traditional licensed enterprise software deployments, with a lower risk, pay-as-you-go model.

Products and Services

The MRI quality assurance system has been used at Mayo Clinic since 2006 and the system has successfully performed automated quality control on over 200,000 MRI images at Mayo Clinic.  We licensed the technology underlying the MRI quality assurance system from Mayo Clinic, however, it is currently not commercially available.  While leaving the core image processing algorithms intact, we are re-writing the user interface, creating a flexible reporting framework, redesigning the database, and porting the customer specific system to a more extensible and configurable platform.  We will test and validate these changes with our early adopter customers before introducing the technology to the broader marketplace.  Our broader vision is to deliver an enterprise quality assurance platform that addresses the quality, operational, and regulatory requirements of all diagnostic imaging devices.  The first release of our product, however, will focus on MRI.

Our system automates the time-consuming, paper-based, and subjective quality control process mandated by the federal government as a condition for Medicare reimbursement.  Our proprietary algorithms for automated image analysis perform all the measurements providing immediate results to technologists.   We can provide access to all quality control results, DICOM phantom images, trends, reports, charts and benchmarking data on any computer or device with an internet browser.

We also maintain a complete history of the ACR accreditation reports, available online in multiple formats.  In addition to the mandatory measures required by the ACR, we can automatically calculate and provide results from other valuable and more time consuming quality control tests, such as the signal-to-noise ratio.  To help detect the subtle and gradual degradation of image quality that occurs over time, we offer trending charts and proactive alerts on our dashboard to notify institutions of negative trends, which our customers can use to prevent unplanned downtime with their scanners.

Marketing and Sales

We have identified specific strategies to grow sales and operations to meet our commercialization goals.  Prior to commercialization, we will work closely with luminaries in our target market to take our quality assurance and accreditation software through structured software release life cycles, composed of discrete phases and system testing.  These luminaries are show sites that represent customers in our target market including imaging centers, small community hospitals and large healthcare institutions.

The software will be sold on a per scanner per month basis, with appropriate volume discounts.  We intend to develop additional models for MRI as well as quality control systems for other modalities (Computed Tomagraphy, or CT, Mammography, Ultrasound and others), all which have similar accreditation requirements and quality control challenges.

We intend to have a small field-based sales team and a larger inside sales (telemarketing) team.  This will minimize cost of sales and allow centralized control for customizing and delivering unique marketing programs.  As our technology is deployed in the cloud, our activation costs for new customers will be minimal and our software, implementation, training, sales, marketing and customer support will leverage technology and automation.

Governmental Regulation

Most of the our products will be considered medical devices as defined in the Federal Food, Drug and Cosmetic Act and are subject to the regulatory authority of the United States Food and Drug Administration, or FDA, which regulates the manufacture, distribution, related record keeping, labeling and advertising of such medical devices.  Medical devices are classified by the FDA on the basis of control deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls. These controls include registration and listing, labeling, pre-market notification and adherence to the FDA Quality System Regulation. Class II devices are subject to general and special controls. Special controls include performance standards, post market surveillance, patient registries and FDA guidelines. Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness.

Our MRI quality control software has been classified as a Class I Medical Device. The regulations applicable to our MRI quality control software indicate that such device is Good Manufacturing Practice, or GMP, exempt which means that we, as the manufacturer, are exempt from the pre-market notification requirement, but must register the manufacturing facility and list the device with the FDA when the company is ready to market the device.  When applicable, we intend to adhere to the Class I Medical Device regulations and controls, but currently we do not have any filing requirements.

The Medicare Improvements for Patients and Providers Act of 2008

Due to efforts by the ACR and others, the United States Congress passed the Medicare Improvements for Patients and Providers Act of 2008, or MIPPA, requiring physicians and other suppliers that furnish advanced diagnostic imaging services, including MRI, CT, and nuclear medicine/PET, to meet Medicare standards by January 1, 2012 in order to receive reimbursement under Medicare.  The ACR was designated as an accrediting body, and requires a stringent quality control process to meet its accreditation standard.  OnPoint’s software-as-a-service solution automates ACR’s labor intensive quality control process mandated by the United States Congress as a condition for Medicare reimbursement of the technical component of an MRI procedure.

Competition

The market for MRI quality assurance software solutions is new and currently just evolving.  Overall, the quality control market within the medical industry is fragmented, with much of the work still being performed manually.  As such our primary competitor today is the manual process performed by technologists and recorded in a paper-based log book.  The only direct competitor with a software solution is Radiological Imaging Technology, who does not offer a cloud-based solution.  Potential competitors include large, multi-national companies who have a larger installed base of users, longer operating histories, greater name recognition and substantially greater technical, marketing, and financial resources.

We believe that the principal competitive factors in our market include:

•                  ease of use;

•                  product performance and functionality;

•                  breadth and depth of functionality;

•                  speed and ease of deployment, integration and configuration;

•                  total cost of ownership, including price and implementation and support costs;

•                  sales and marketing approach;

•                  multinational capabilities;

•                  security and data privacy;

•                  scalability and reliability;

•                  company reputation; and

•                  price.

We believe that we compete favorably on the basis of each of the factors listed above, except that potential future large, multi-national competitors would have greater sales, marketing and financial resources, more extensive geographic presence and greater name recognition than we do.  As of the date of this filing, our cloud-based MRI quality assurance solution is currently being tested at our key luminary accounts, but is not commercially available.

Intellectual Property

On August 1, 2009, OnPoint and Mayo Foundation for Medical Education and Research, or Mayo, entered into a worldwide perpetual license agreement whereby OnPoint licensed certain software and other technology developed by Mayo for use in the healthcare field.  This license is a co-exclusive license with Mayo and another licensee of Mayo.  Pursuant to the license agreement, OnPoint made an upfront payment of $50,000 to Mayo and issued Mayo 1,111,000 shares of OnPoint’s common stock.

On November 12, 2010, OnPoint and Mayo amended and restated the license agreement.  Under the amended and restated license agreement, OnPoint made an additional upfront payment of $50,000 to Mayo and is required to pay Mayo a single digit royalty payment on gross sales of the licensed technology beginning in fiscal year 2011, with minimum royalties of $50,000 for fiscal year 2011 and $100,000 for each fiscal year thereafter.  Under the amended and restated agreement, Mayo has the right to terminate the agreement for material breach, if OnPoint brings suit against Mayo (other than as a result of a material breach by Mayo) or upon insolvency.

We rely primarily on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies.

Research and Development

Our research and development activities are focused on porting the licensed technology to a SaaS platform using Microsoft based technologies.  We intend to develop new products and improvements to our existing products.   An integral component of our future growth strategies includes developing and introducing additional new products for hospitals, clinics, and medical imaging providers as it relates to regulatory and quality assurance software and automation.

Geographic Information

Our corporate headquarters are in Minneapolis, Minnesota where executive, product development and research activities are performed.

Employees

As of the date hereof, we have one full time employee, Mr. William Cavanaugh.  Mr. Mark Steege, our interim CFO, is a part-time consultant to the business.  Mr. Steege was not compensated by OnPoint during 2010, and we intend to compensate Mr. Steege in the future with grants of stock options. In addition, we have four independent consultants who are compensated hourly.

PROPERTIES

We lease an office in Minneapolis, Minnesota, pursuant to a month-to-month lease agreement. We believe that our current facilities are adequate for our needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of our business.  These matters may relate to intellectual property, employment, tax, regulation, contract or other matters.  The resolution of these matters as they arise will be subject to various uncertainties. As of the date of this prospectus, we are not a party to any material pending legal proceeding.

MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market for Securities

In January 2004, our common stock began trading on the OTC Bulletin Board.  Following the Reverse Merger, our common stock began trading on the OTC Markets Group, Inc.’s OTCQB.  Our common stock is traded under the symbol “ONMD”.  There is a limited trading market for our common stock; therefore historical price information is limited.  The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock, by quarter-ended date and as of the date hereof:

	High		Low
2009 Fiscal Year
March 31, 2009		$1.80	$0.82
June 30, 2009		$0.98	$0.82
September 30, 2009		$29.52	$0.98
December 31, 2009		$3.28	$0.82

2010 Fiscal Year
March 31, 2010		$13.12	$1.80
June 30, 2010		$9.84	$2.46
September 30, 2010		$7.87	$3.61
December 31, 2010		$4.10	$1.97

2011 Fiscal Year
March 31, 2011		$11.48	$1.64
June 30, 2011		$11.48	$3.28
Through [•], 2011	$	[4.91	$4.99	]

The prices set forth above for each fiscal year reflect the prices of our common stock after taking into account the effects of the one-for-164 reverse stock split implemented on March 31, 2011.

As of September [    ], 2011, we had [    ] shares of common stock issued and outstanding and there were approximately [390] holders of record of our common stock.  The closing bid price for our common stock on September [    ], 2011 was $[    ], as quoted on the OTC Markets Group, Inc.’s OTCQB.

Dividend Policy

Historically, we have not declared or paid any cash dividends on our common stock. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by our Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Following the Reverse Merger, the business of our wholly-owned subsidiary, OnPoint, constitutes all of our operations.  This discussion and analysis should be read in conjunction with the financial statements and notes, and other financial information included in this report.  With respect to this discussion, the terms “OnPoint,” the “Company,” “we,” “us,” and “our” refer to OnPoint Medical Diagnostics, Inc.

Overview

OnPoint is a development stage company founded to commercialize Magnetic Resonance Imaging, or MRI, quality assurance testing software and technologies developed by Mayo Clinic.

Since our inception in February 2009, we have incurred losses and negative cash flows from operations, and such losses have continued subsequent to June 30, 2011.  As of June 30, 2011, we had an accumulated deficit of $3,437,719 and anticipate incurring additional losses for at least the next several years.  We expect to spend significant resources over the next several years to ready our initial product for commercial sale, enhance our technologies, and to fund future research and development.  Through June 30, 2011, we have not generated any revenue as we have devoted substantially all of our efforts to the development and commercialization of software technology.  In order to achieve profitability, we must continue to develop software products and technologies that can be commercialized by us or through existing and future collaborations.  We have identified specific strategies to grow sales and operations to meet our commercialization goals.  Prior to commercialization, we will work closely with luminaries in our target market to take our quality assurance and accreditation software through structured software release life cycles, composed of discrete phases and system testing.  These luminaries are show sites that represent customers in our target market including imaging centers, small community hospitals and large healthcare institutions

Revenue

As of June 30, 2011, we have not generated any revenue.

Software Research and Development

Our software research and development expense consists primarily of consultant costs relating to software engineers, programmers, and research related to the software.  In January of 2011,  we determined that our MRI quality assurance software technology had met the technological feasibility test and therefore, current expenditures, aggregating $205,394, to commercialize the product have been capitalized as software development costs.

General and Administrative

Our general and administrative expenses consist primarily of compensation paid to employees and related benefit expenses for business development, financial, legal and other administrative functions.   In addition, we incur external costs for professional fees for legal, patent and accounting services.  We expect that our general and administrative expenses, both internal and external, will increase as we are now a public company.

Results of Operations

Three and six months ended June 30, 2011 compared to June 30, 2010

Research and Development Expenses.  Our research and development expenses were $0 and $0 for the three and six months ended June 30, 2011 compared to $31,696 and $40,674 for the three and six months ended June 30, 2010.  The decrease was due to the fact that the Company has obtained technological feasibility and has capitalize the costs incurred for software developers and software engineers who are working on bringing the product to market.  The costs capitalized were $125,119 and $205,394 for the three and six months ended June 30, 2011.   We anticipate development costs will increase as we secure the necessary funding so we are able to accelerate our software development process.

General and Administrative Expenses.  Our general and administrative expenses were $283,446 and $544,481 for the three and six months ended June 30, 2011 compared to $276,052 and $905,007 for the three and six months ended June 30, 2010.  We anticipate that general and administrative expenses will increase as we begin to incur costs relating to our operations as a public company and increase our investment in business development required to support our research and development efforts.  Payroll expenses for 2011 are $115,000 greater than 2010.  Accounting and legal expenses are $50,000 greater than 2010.  Insurance expense is $15,000 greater than 2010.  A large part of our general and administrative expenses is for stock options.  Stock option expense was $116,170 and $246,576 for the three and six months ended June 30, 2011 compared to $103,899 and $464,488 for the three and six months ended June 30, 2010.

Merger Related Costs.  Merger related costs were $215,924 and $323,717 for the three and six months ended June 30, 2011 and $0 and $0 for the three and six months ended June 30, 2010.  The merger and related expenses were incurred for the merger with VHS and OnPoint that occurred on April 15, 2011.

Interest Expense.  Interest expense was $244,048 and $318,775 for the three and six months ended June 30, 2011 compared to $0 and $0 for the three and six months ended June 30, 2010.  In October, 2010, we entered into a 10% convertible debt financing agreement with certain of our investors, which provided for $1,347,500 in funding.  In connection with the notes, we incurred legal costs of $29,980 and finder’s fees of $176,675, which were paid out of the net proceeds to third-party selling agents, and we issued warrants to purchase 207,307 of our common shares to the selling agents.  The warrants have a relative fair market value of $113,928.

Total debt financing costs of $320,583 were capitalized and are being amortized over the term of the related convertible debt using the effective interest rate method.  There was no debt outstanding for the six months ending June 30, 2010.

Liquidity and Capital Resources

At June 30, 2011, we had cash and restricted cash of $486,972 and working capital of $193,817. Through June 30, 2011, we have funded substantially all of our operations and capital expenditures through private placements of equity and convertible debt securities totaling $2,192,500.  Based on our operating plan, we expect that our existing cash and cash equivalents will fund our operations through October 31, 2011.

Our outstanding convertible notes have a mandatory conversion feature whereby the outstanding principal amount automatically, and without any further action by the noteholders, convert to common stock.  In addition, the holders of such convertible notes have the option to convert the accrued but unpaid interest on such convertible notes into shares of common stock.  Therefore, the only financial obligation associated with these notes would occur if the noteholders elect to receive accrued interest in cash in lieu of shares of our common stock. On June 7, 2011, debt holders converted $1,017,500 of convertible debt plus accrued interest of $46,980 resulting in $330,000 in principal remaining outstanding at June 30, 2011.

We expect that substantially all of our revenue for the foreseeable future will come from subscription agreements, professional services and the sale of securities.  We are subject to those risks associated with any software company.  There can be no assurance that our development projects will be successful, or that any product will be commercially viable.  In addition, we operate in an environment of rapid technological change and we are largely dependent on the services of our employees and consultants.  In order to fund our operations and to commercialize our products, additional equity and/or debt financing will be required.  There is no assurance that such financing will be available to us as needed or at all.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amount of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our judgments and estimates, including those related to revenue recognition, long-lived assets, accrued liabilities, share-based payments and income taxes.

We base our judgment and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to our financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Research and Development

Costs related to research, design and development of software products prior to establishment of technological feasibility, are charged to research and development expense as incurred.  Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers.  Capitalized software development costs will be amortized over the estimated economic life of the underlying products, which will generally range from two to six years.  During the three months ended June 30, 2011, we capitalized $125,119 of software development costs.  The software was not available for customer use at June 30, 2011 and therefore, there was no amortization.

Intangible Assets

Intangible assets are stated at cost and are comprised of a software technology license agreement with Mayo Foundation for Medical Education and Research, a minority stockholder, and deferred debt financing costs incurred in connection with our issuance of convertible promissory notes.  Amortization for the license is provided on the straight-line method over the estimated useful life of the license of 3 years.  Amortization for the deferred debt financing costs is provided on the effective-interest method over the term of the related debt.

Income Taxes

We account for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

We account for income taxes pursuant to Financial Accounting Standards Board guidance specifically related to uncertain tax positions.  This guidance presents a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  We believe our income tax filing positions and deductions will be sustained upon examination and, accordingly, no accrual related to uncertain tax positions has been recorded at June 30, 2011 and December 31, 2010. Our remaining open tax years subject to examination include the periods 2008, 2009, and 2010.  This standard also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

We have recorded a full valuation allowance against our deferred tax assets at June 30, 2011 and December 31, 2010.

Stock-Based Compensation

We recognize expense for stock-based compensation based on the fair value of the awards granted.  The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model. We make assumptions about complex and subjective variables and the related tax impact.  These variables include, but are not limited to, our stock price volatility and stock option exercise behaviors. For volatility, we are currently using comparable public companies. We recognize the compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As a result of the Reverse Merger, our Board of Directors elected to continue the existing relationship of OnPoint (VHS’s wholly-owned subsidiary) with Moquist Thorvilson Kaufmann Kennedy & Pieper LLC , or MTK, and approved the appointment of MTK as our independent registered public accounting firm, effective as of May 11, 2011. Additionally, concurrent with the decision to maintain the relationship with MTK, the Audit Committee of our Board of Directors approved the dismissal of Brimmer, Burek & Keelan LLP, or BBK, as the independent registered public accounting firm of the Company.

No accountant’s report issued by BBK on the financial statements for either of the past two (2) fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the abilities of the Company to continue as a going concern.

During our two most recent fiscal years (ended December 31, 2010 and 2009) and from January 1, 2011 through May 11, 2011, there were no disagreements with BBK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2010 and 2009) and from January 1, 2011 through May 11, 2011.

We furnished a copy of this disclosure to BBK and requested BBK to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of this letter was filed as Exhibit 16.1 to the Current Report on Form 8-K, filed on May 13, 2011.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The names of our current officers and directors, as well as certain information about them, are set forth below:

Name	Age	Position

William T. Cavanaugh	47	President, Chief Executive Officer and Director

Gus Chafoulias	75	Director

George Danko	60	Director

Blake Whitney	64	Director

Dr. Richard Lindstrom	63	Director

Tom Tomlinson	48	Director

Mark Steege	50	Interim Chief Financial Officer

Chris Hafey	[ ]	Chief Technology Officer

William T. Cavanaugh.  William Cavanaugh joined OnPoint in February 2010 as its President.  In September 2010, Mr. Cavanaugh assumed the role of President and Chief Executive Officer and was granted a seat on the Board.   Between November 2007 and January 2010, Mr. Cavanaugh was the director of global sales operations and professional services for Vital Images, a publicly held provider of advanced visualization and analysis software for medical imaging.  From September

2005 to November 2007, he was a director of development and operations at UnitedHealth Group.  Prior to UnitedHealth Group, Mr. Cavanaugh was CEO of Solonis, which he founded in 1991 and grew as a software and professional services business for 11 consecutive years thereafter.  Among the experiences, qualifications, attributes and skills that Mr. Cavanaugh brings to the Board are his leadership capabilities in growing a development stage company, a solid medical imaging background, and a passion for delivering innovative solutions to the health care industry.  Mr. Cavanaugh has a computer science degree from the University of St. Thomas and MBA from the Kellogg School of Management at Northwestern University.

Gus A. Chafoulias.  Mr. Chafoulias has served on the board of OnPoint since February 2009.  Mr. Chafoulias is also chairman of the board of Titan Development and Investments, a company he founded in 1977 consisting of retail liquor, hotels, real estate, office building and various other investments.  He has successfully developed more than 3 million square feet of apartments and commercial real estate during more than 40 years in the business development business.  Mr. Chafoulias is also a United Way Alexis de Tocqueville Society member, Leadership 100 board member, and Blue Cross Blue Shield Champions of Health award winner. He currently serves as Chairman on the following private company’s boards: Kardia Health Systems, Inc., GMS of Rochester, Inc., TriPrima, LLC, Andy’s Liquor, Inc., and NISCO, Inc.  For the private companies where he serves as Chairman, Andy’s Liquor is the only business where he has a majority ownership.  From December 2005 through March 2009, he served on the board of Southwest Casino Corp, a once public company.  Among the experiences, qualifications, attributes and skills that Mr. Chafoulias brings to the Board are his extensive leadership capabilities and a wide variety of business experience with a track record of building successful companies.

George Danko.  Mr. Danko has served on the board of OnPoint since December 2010.  He began as and remains President of Kardia Health Systems in January 2008 and was concurrently Executive Vice President of Healthcare IP Partners, LLC until November 2010. He was interim CEO of Jump Technologies, a provider of SaaS-based inventory management solutions, from August until December 2008. Between June 2004 and August 2008, he was Chairman and CEO of SpringWorks, LLC, an investment company focused on emerging technologies.  Prior to June 2004, Mr. Danko was Sr. President at Best Buy, Inc.  Mr. Danko currently serves on the boards of the following private companies: Kardia Health Systems, Inc, Reshare Commerce, LLC and UpdateLogic, LLC. Within the past five years, he was also on the boards of SpringWorks, LLC, Infinite Power Solutions, Inc., Symmorphix, Inc., Yes Video, Inc., wideBlue, Ltd., SoniqCast, Inc., Fidelica Microsystems, Inc.  Mr. Danko has been leading and developing early stage high technology businesses for 10 years and has been instrumental in securing capital and talent, developing products and channels to market as well as building the processes to position these business for rapid growth and success. Mr. Danko received a Bachelor Science degree in Electrical Engineering from Drexel University and completed advanced studies at the business colleges of Northeastern and Northwestern Universities.

Blake Whitney.  Mr. Blake Whitney has served on the board of OnPoint since December 2010.  Since 2006, Mr. Whitney has acted as the President, CEO and Chairman of BW Advisors, Inc., a privately held firm providing specialized healthcare advisory services. Prior to 2006, Mr. Whitney was the President, CEO and Chairman of MDdatacor, Inc., a privately held health data informatics company.  Mr. Whitney currently serves as a director on the following boards:  Neurostar Inc., Gateway Medical Management Systems, Inc., and ERLink.  Within the past five years, Mr. Whitney also served on the boards of the following companies: SendItCertified, dba Privacy Data Systems, and MDdatacor, all of which are privately held firms in the medical technology business.  Mr. Whitney has spent his career in healthcare where his experience has spanned medical devices, outsourced diagnostic services, medical product distribution, IT enabled services, web-centric health data management, professional and consumer medical web site, and advisory services to a range healthcare companies from pre-revenue start-ups to global leaders.  Notably, he was on the founding management team and first president of WebMD.  Mr. Whitney has a Bachelor of Science from the University of Iowa.

Richard L. Lindstrom MD.  Richard L. Lindstrom MD has served on the board of OnPoint since December 2010. Dr. Lindstrom is founder and attending surgeon at Minnesota Eye Consultants, a 21 year old Ophthalmology practice. He is Chairman of the Board and CEO of Lindstrom Restoration/Environmental, a 66 year old family owned construction company focused on insurance restoration.  He currently serves on the board of one other public company, Tearlab. He also serves on the board of several private companies including TLCVision, Refractec, Acufocus, WaveTec, Encore, RevitalVision, and Improve Your Vision.  Dr. Lindstrom is also active on several not for profit boards including the Minnesota Medical Foundation, Inner City Tennis, the American Society of Refractive Surgery and it’s Foundation, the International Society of Refractive Surgery of the American Academy of Ophthalmology, and the Eye Bank Association of America. Dr. Lindstrom

invests widely in startup companies and many, including Intralase, eyeonics and LenSx, have been successfully divested.   He consults for industry widely in Ophthalmology and for select Venture Capital companies.

Percy C. (Tom) Tomlinson.  Mr. Tomlinson has served on the board of OnPoint since December 2010.  Mr. Tomlinson currently services as President and COO of Center for Diagnostic Imaging, Inc., or CDI.  After joining CDI in 2002, he held several executive level positions, including CFO and COO. He is currently responsible for the organization’s information technology, marketing, sales and clinical operations functions, which includes 59 medical imaging centers in ten states. Prior to joining CDI in 2002, Mr. Tomlinson was Executive VP and CFO of Department 56, a publicly traded wholesale and retail consumer products company. From 1995 through 1999 Mr. Tomlinson held several executive roles within Apogee Enterprises including; President of Harmon Solutions Group, CFO for the Automotive Group, and Corporate Treasurer. Apogee is a publicly traded company. Throughout his career Mr. Tomlinson has also held a number of finance and business development positions in investment banking and the airline industry.   Mr. Tomlinson is also an active investor with ownership interests in a number of finance, real estate, and industrial companies. He is also actively involved in the community having served on the boards of Special Olympics Minnesota and Inner City Christian Ministries.  He holds an M.B.A. from Columbia University and a B.A. from the University of St. Thomas.

Mark Steege.  Mr. Steege joined OnPoint in November 2010 as its Interim Chief Financial Officer.  Mr. Steege is also chief financial officer of Titan Ventures, a company that consists of the management arm for retail liquor stores, hotels, commercial real estate, and housing as well as other various investments.  He has been employed with Titan since 1993 and chief financial officer since 1995.  He has been responsible for financing and maintaining lender relationships having financed in excess of $100,000,000, is responsible for budgeting and tracking of development projects.  Mr. Steege is also involved in leasing and economic review of leases.  He is currently chairperson of the Rochester Downtown Alliance and he is on the board of the Rochester Area Family YMCA.  He is a member of the Minnesota Society of CPA’s and the American Institute of CPA’s.  He received his Bachelor of Arts Degree from Luther College and is a Certified Real Estate Broker.

Chris Hafey.  Mr. Hafey joined OnPoint in May 2011 as its Chief Technology Officer.  Prior to joining OnPoint, Mr. Hafey was Chief Architect for Vital Images, a publicly held provider of advanced visualization and analysis software for medical imaging, from February 2007 through May 2011.  From January 2006 to December 2006, Mr. Hafey was Chief Technology Officer for QiGO, a privately held company.  Prior to QiGO, Mr. Hafey was Director of Engineering at Stentor, Inc. where he lead development of the iSite PACS workstation software from its genesis until the company was acquired by Philips Medical Systems.  He brings a proven track record of leading new development projects as well as extensive experience in the healthcare information technology domain.  Mr. Hafey earned a Bachelor of Science degree in Computer Engineering from California State University Chico.

Qualifications of Directors

In its assessment of each potential candidate, the Board considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to us.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate respect for and an ability and willingness to learn corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to ethical business practices. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of professional and academic experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of our current needs and business priorities. We are a U.S. public company that, following the Reverse Merger, is primarily formed to commercialize Magnetic Resonance Imaging quality assurance software technologies. Therefore, the Board believes that a diversity of professional experiences in this software industry, specific knowledge of marketing medical imaging technologies, and knowledge of building start-up companies and of U.S. accounting and financial reporting standards should be represented on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Title	Material Qualifications
William T. Cavanaugh	Chief Executive Officer and Director	• Experience building a profitable business from start-up • High level of financial literacy • Software and medical imaging experience • Experience managing and leading diverse teams
Gus Chafoulias	Chairman and Director	• Extensive business development experience working with major medical institutions • Experience building medical technology companies • Track record of building successful businesses
Blake Whitney	Director

• Experience securing capital and executing exit strategies in the healthcare marketplace

• Selling and marketing products to the healthcare industry

• Extensive business development experience

• Relevant President/CEO Experience

Dr. Richard Lindstrom	Director

• Experience investing in and providing guidance to CEO’s of start-up companies

• Experience as Chairman and CEO of companies with over $20 million in revenues

• Extensive board of director experience with public companies

• High level of financial literacy

Tom Tomlinson	Director

• Performed as Chief Financial Officer of a publicly traded company

• Extensive operational and leadership experience leading a medical imaging company

• High level of financial literacy

• Business development experience

George Danko	Director

• Extensive business development experience

• Experience managing large sales organizations and operating medical technology companies

• Experience leading and developing early stage technology businesses

• Extensive business operations experience

CORPORATE GOVERNANCE

Director Independence

The Board currently consists of Mr. William T. Cavanaugh, Mr. Gus Chafoulias, Mr. Blake Whitney, Dr. Richard Lindstrom, Mr. Tom Tomlinson and Mr. George Danko.  In addition, our Board has an audit committee, a compensation committee and a nominating and corporate governance committee.  Each committee consists solely of independent directors.  Our Board has determined that each of Mr. Gus Chafoulias, Mr. Blake Whitney, Dr. Richard Lindstrom, Mr. Tom Tomlinson and Mr. George Danko are independent.  Mr. Cavanaugh is not independent because he is also an officer of the Company.  The determination of independence of directors has been made using the definition of “independent director” contained under Rule 5605(a)(2) of the Rules of NASDAQ stock market.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Dr. Richard Lindstrom and Messrs. Chafoulias, Danko, Tomlinson and Whitney.  None of our executive officers serves as a member of the compensation committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of our compensation committee has ever been our employee.

Compensation of Directors

During the year ended December 31, 2010, the Company did not pay any director fees for each meeting attended by such director. Directors who are also employees receive no compensation for serving on the Board. The Company’s non-employee directors receive options to purchase shares of common stock at the market price on the date they are granted, reimbursement of expenses incurred consequential to their service and may receive additional options at the discretion of the Board. There was no compensation paid to our non-employee directors during the year ended December 31, 2010.

In 2011, the non-employee directors of the Company’s subsidiary OnPoint received options to purchase up to 30,000 shares of common stock from OnPoint for their service on OnPoint’s Board of Directors for the fiscal year ending December 31, 2011.

The Company is reviewing its compensation policies for non-employee directors and anticipates that it may adjust the compensation paid to its non-employee directors in the near future.

EXECUTIVE COMPENSATION

Executive Officers and Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our named executive officers during 2010: Mr. Stephen Watters, our former Chief Executive Officer, President, Chief Financial Officer and Secretary, Mr. William T. Cavanaugh, our current Chief Executive Officer, and Mr. Mark Steege, our current Interim Chief Financial Officer, for services rendered in all capacities during the noted periods.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)

Stephen M. Watters, Chief	2010	-0-		-0-	-0-		-0-	-0-	-0-	12,000	12,000	(4)
Executive Officer, President, Chief Financial Officer and Secretary(3)	2009	-0-		-0-	-0-		-0-	-0-	-0-	12,000	12,000	(4)

William T. Cavanaugh, Chief	2010	222,000	(6)	-0-	800	(7)	-0-	-0-	-0-	-0-	222,800
Executive Officer and President(5)	2009	-0-		-0-	-0-		-0-	-0-	-0-	-0-	-0-

Mark Steege, Interim Chief Financial Officer(8)	2010	-0-		-0-	-0-		-0-	-0-	-0-	-0-	-0-
	2009	-0-		-0-	-0-		-0-	-0-	-0-	-0-	-0-

(1)	Represents the grant date fair value of the related stock or option award in accordance with FASB ASC Topic 718.

(2)

Other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than $10,000 in the aggregate for the fiscal year.

(3)	Mr. Stephen M. Watters resigned from all offices he held with the Company on the Closing Date.

(4)

Mr. Watters received a stipend of $1,000 per month as compensation for his services as Chief Executive Officer of the Company until such time as the Merger could be completed. This amount accrued until such time as the Company was able to pay outstanding obligations. As of December 31, 2010 and 2009, the Company had an outstanding obligation to Mr. Watters in the amount of $21,000 and $12,000, respectively.

(5)

On the Closing Date, in connection with the Merger Agreement, Mr. Cavanaugh became the Chief Executive Officer and President of the Company. Prior to the Closing Date, Mr. Cavanaugh served at OnPoint as Chief Executive Officer and President. The compensation shown in this table includes the amount Mr. Cavanaugh received from OnPoint prior to the consummation of the Merger.

(6)	Mr. Cavanaugh joined OnPoint in February 2010. OnPoint has agreed to pay Mr. Cavanaugh an annual salary of $240,000 per year.

(7)	Mr. Cavanaugh received 800,000 shares of common stock on September 15, 2010 as a special one-time grant to build and lead the business.

(8)

On the Closing Date, in connection with the Merger Agreement, Mr. Steege became the Interim Chief Financial Officer of the Company. Prior to the Closing Date, Mr. Steege joined OnPoint in November 2010 and agreed to act as Interim Chief Financial Officer, without compensation from OnPoint, until such time as the Board appoints a new Chief Financial Officer. The Board may determine to grant Mr. Steege equity or monetary compensation in the future. OnPoint intends to recruit a Chief Financial Officer following the completion of the Merger.

Long-Term Incentive Plan

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Bonuses and Deferred Compensation

Except for the compensation and 2011 Stock Plan discussed below, we do not have any bonus, deferred compensation or retirement plan.

Equity Compensation Plan

Prior to the close of the Reverse Merger, we did not have any securities authorized for issuance under any equity compensation plans. Prior to the Reverse Merger, OnPoint maintained the 2011 Stock Plan providing for the issuance of up to 1,600,000 shares of its common stock and had issued under such Plan options exercisable into 750,000 shares of its common stock. Outstanding grants under the 2011 Stock Plan will continue in effect in accordance with their terms as in effect before April 15, 2011 (subject to such amendments as the Committee (as defined below) determines, consistent with the 2011 Stock Plan, as applicable).  Upon the close of the Reverse Merger, we adopted and assumed OnPoint’s 2011 Stock Plan.

The purpose of our 2011 Stock Plan is to attract and retain employees, non-employee directors and consultants and advisors. Our 2011 Stock Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, performance units, stock appreciation rights, or SARs, and other stock-based awards.  Our 2011 Stock Plan also provides for the issuance of annual bonus awards, intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, or the Code, to selected executive employees. Our 2011 Stock Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration. Our 2011 Stock Plan may be administered by our Board of Directors or by a committee appointed by our Board of Directors, which we refer to as the Committee.  The Committee will determine all of the terms and conditions applicable to grants under our 2011 Stock Plan. The Committee will also determine who will receive grants under our 2011 Stock Plan and the number of shares of common stock that will be subject to grants, except that grants to members of the Committee must be authorized by a disinterested majority of our Board of Directors.  To the extent that our Board of Directors administers the 2011 Stock Plan, references to the “Committee” herein refer to our Board of Directors.

Awards. Our 2011 Stock Plan authorizes the issuance or transfer of up to 1,600,000 shares of common stock. During the term of our 2011 Stock Plan, the share reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2011, by an amount equal to the lesser of 20% of the total number of outstanding shares of common stock on the last trading day in December in the prior calendar year or 1,000,000 shares.

In addition, if any shares of our common stock are surrendered in payment of the exercise price of an option or stock appreciation right, the number of shares available for issuance under our 2011 Stock Plan will be reduced only by the net number of shares actually issued upon exercise and not by the total number of shares under which such option or stock appreciation right is exercised. If shares of our common stock otherwise issuable under our 2011 Stock Plan are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of our common stock, then the number of shares of our common stock available for issuance under our 2011 Stock Plan shall be reduced by the net number of shares issued, vested or exercised under such grant. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants.

Our 2011 Stock Plan also contains annual limits of shares for all individual grants measured in 500,000 shares of common stock and $1,000,000, for all grants measured in cash dollars. Both limits are subject to adjustment as described in our 2011 Stock Plan.

Adjustments.  In connection with stock splits, stock dividends, recapitalizations and certain other events affecting common stock, the Committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance as grants, the maximum number of shares of common stock that any individual participating in our 2011 Stock Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under our 2011 Stock Plan, and the price per share or market value of any outstanding grants.

Eligibility.  All of our employees are eligible to receive grants under our 2011 Stock Plan. In addition, our non-employee directors and consultants and advisors who perform services for us may receive grants under our 2011 Stock Plan.

Vesting.  The Committee determines the vesting of awards granted under our 2011 Stock Plan.

Options. Under our 2011 Stock Plan, the Committee will determine the exercise price of the options granted and may grant options to purchase shares of common stock in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. Anyone eligible to participate in our 2011 Stock Plan may receive a grant of nonqualified stock options. The exercise price of a stock option granted under our 2011 Stock Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The exercise price for any option is generally payable in cash; in certain circumstances as permitted by the Committee, by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price. The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument or as otherwise determined by the Committee, an option may only be exercised while a grantee is employed by or providing service to us or during an applicable period after termination of employment or service.

Stock Awards. Under our 2011 Stock Plan, the Committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the

Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Units.  Under our 2011 Stock Plan, the Committee may grant stock units to anyone eligible to participate in our 2011 Stock Plan. Stock units are phantom units that represent shares of our stock. Stock units become payable on terms and conditions determined by the Committee and will be payable in cash or shares of our stock as determined by the Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Performance Units.  Under our 2011 Stock Plan, the Committee may grant performance units to anyone eligible to participate in our 2011 Stock Plan. Performance units represent a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more performance goals or the right to receive a targeted dollar amount tied to the attainment of pre-established corporate performance objectives based on one or more performance goals. The amount of the bonus pool and the targeted dollar amounts may vary based on the level at which the applicable performance objectives are attained. The value of each performance unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool, if any, by the total number of performance units issued and outstanding at the completion of the applicable performance period or based on the threshold, target and maximum amounts that may be paid if the performance goals are met. Performance units become payable on the attainment of the applicable performance objectives as determined by the Committee and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. All unvested performance units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Other Stock-Based Awards. Under our 2011 Stock Plan, the Committee may grant other types of awards that are based on, measured by or payable to anyone eligible to participate in our 2011 Stock Plan in shares of common stock, including SARs. The Committee will determine the terms and conditions of such awards, including the base amount of a SAR, which will not be less than the fair market value of a share of our common stock on the date the SAR is granted. Other stock-based awards may be payable in cash, shares of common stock or a combination of the two.

Dividend Equivalents.  Under our 2011 Stock Plan, the Committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under our 2011 Stock Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of common stock or in a combination of the two. The Committee will determine whether dividend equivalents will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation.  Our 2011 Stock Plan permits the Committee to impose performance goals that must be met with respect to grants of stock awards, stock units, performance units, other stock-based awards and dividend equivalents that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Code. Prior to or soon after the beginning of a performance period, the Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following criteria: cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; income or net income; operating income, net operating income or net operating income after tax; operating profit or net operating profit; operating margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; accreditation goals; safety goals; project goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); growth and innovation of technologies or delivery methods; growth of customer or subscriber base; measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria consistent with the foregoing.  If dividend equivalents are granted as qualified performance-based compensation, the maximum amount of dividend equivalents that may be accrued by a grantee in a calendar year is $1.0 million.

Change of Control.  If we experience a change of control, unless the Committee determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse and all grantees holding stock units, performance units, dividend equivalents and other equity-based awards will receive a payment in settlement of such grants in an amount determined by the Committee. The Committee may also provide that:

•                  Grantees will be required to surrender their outstanding stock options and SARs in exchange for a payment, in cash or shares of common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock;

•                  After grantees have the opportunity to exercise their stock options and SARs, any unexercised stock options and SARs will be terminated on the date determined by the Committee; or

•                  All outstanding stock options and SARs not exercised will be assumed or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation) and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation) as determined by the Committee.

In general terms, a change of control under our 2011 Stock Plan occurs if:

•                  A person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

•                  We merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•                  We merge into another entity and the members of the Board of Directors prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•                  We sell or dispose of all or substantially all of our assets;

•                  We are liquidated or dissolved; or

•                  A majority of the members of our Board of Directors is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Cash Bonus Awards. Our 2011 Stock Plan authorizes the Committee to grant cash bonus awards, which are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, to executive employees as selected by the Committee. The Committee will impose and specify the performance goals that must be met with respect to the grant of cash bonus awards and the performance period for the performance goals. To satisfy the requirements of Section 162(m) of the Code for qualified performance-based compensation, the Committee will establish in writing the performance goals that must be met in order to receive payment for the bonus award, the maximum amounts to be paid if the performance goals are met, performance threshold levels that must be met to receive payment for the bonus award, and any other conditions the Committee determines and to be consistent with the requirements of Section 162(m) of the Code.

The Committee will use performance goals based on one or more criteria as described above for qualified performance-based compensation.

Separate and apart from the cash bonus awards, the Committee may also grant to selected executive employees other bonuses which may be based on individual performance, our performance or such other criteria as determined by the Committee.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under our 2011 Stock Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Repricing. The Committee may cancel, with the consent of the affected holders, any or all of the outstanding options or SARs, and in exchange for (i) new options or SARs with an exercise price or base amount per share not less than the fair market value per share of our common stock on the new grant date or (ii) cash or shares of our common stock. The Committee shall also have the authority, with the consent of the affected holders, to reduce the exercise price or base amount of one or more outstanding options or SARs to the then current fair market value per share of our common stock or issue new options or SARs with a lower exercise price or base amount.

Amendment; Termination.  Our Board of Directors may amend or terminate our 2011 Stock Plan at any time; except that our stockholders must approve any amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board or extended with stockholder approval, our 2011 Stock Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the underwriting agreement related to this offering is signed.

Foreign Participants.  If any individual who receives a grant under our 2011 Stock Plan is subject to taxation in countries other than the U.S., our 2011 Stock Plan provides that the Committee may make grants to such individuals on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable countries.

Clawback Right.  The 2011 Stock Plan authorizes the Committee to provide in a grant instrument that, if a participant breaches any restrictive covenant agreement or otherwise engages in activities that constitute cause, all grants shall terminate, and the Company may rescind the exercise of an option or SAR and the vesting of any other grant and delivery of shares upon such exercise or vesting.

Employment Contracts, Termination of Employment and Change of Control Arrangements

We do not have any employment agreements with key executives.

TRANSACTIONS WITH RELATED PERSONS, PROMOTORS AND CERTAIN CONTROL PERSONS

Except as described below, none of our directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares, nor any of our promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which we were or are to be party. None of our directors or officers is indebted to us.

Vertical Health Systems, Inc.

Since we had limited cash resources, we had a verbal agreement with Vitality Systems, Inc., whereby Vitality would pay legal, accounting and other general operating expenses on our behalf. Jugal Taneja, Brian Nugent and Steve Watters are shareholders of both Vitality and us. The agreement had no specific repayment terms and was non-interest bearing. As of December 31, 2010 and 2009, we owed Vitality $10,370 and $0, respectively.

We believe that material affiliated transactions and loans, and business relationships entered into by us with certain of our officers, directors and principal shareholders or their affiliates were on terms no less favorable than we could have obtained from independent third parties. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or shareholders in accordance with Florida law.

OnPoint Medical Diagnostics, Inc.

The following is a description of transactions since OnPoint’s inception to which OnPoint has been a party, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of OnPoint’s total assets at year end since OnPoint’s inception, and in which any of OnPoint’s directors, executive officers or holders of more than 5% of OnPoint’s capital stock had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described herein.  OnPoint believes the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Mark Steege

Since 1995, Mr. Steege has served as chief financial officer of Titan Ventures, a company founded by Mr. Gus Chafoulias, the Chairman of our Board of Directors.  In November 2010, Mr. Chafoulias transferred 20,000 shares of common stock held by Mr. Chafoulias to Mr. Steege in exchange for Mr. Steege’s agreement to act as our Interim Chief Financial Officer.  The approximate value of the shares at the time of the transfer was $0.65 per share, or $13,000.

Convertible Note Financing

In the fourth quarter of 2010 and through March 2, 2011, OnPoint offered and sold 10% convertible promissory notes, referred to herein as the Promissory Notes, to accredited investors and raised a total of $1,347,500.  Dr. Lindstrom, one of our Board members, participated in the convertible note offering, whereby he purchased an aggregate of $400,000 of convertible promissory notes.

As of June 30, 2011, there are $[330,000] of Promissory Notes outstanding, and neither the Company nor OnPoint has made any principal or interest payments in cash on the Promissory Notes.

License Agreement with Mayo Clinic

On August 1, 2009, OnPoint and Mayo Foundation for Medical Education and Research, or Mayo, entered into a worldwide perpetual license agreement whereby OnPoint licensed certain software and other technology developed by Mayo for use in the healthcare field.  This license is a co-exclusive license with Mayo and another licensee of Mayo.  Pursuant to the license agreement, OnPoint made an upfront payment of $50,000 to Mayo and issued Mayo 1,111,000 shares of OnPoint’s common stock.

On November 12, 2010, OnPoint and Mayo amended and restated the license agreement.  Under the amended and restated license agreement, OnPoint made an additional upfront payment of $50,000 to Mayo and is required to pay Mayo a single digit royalty payment on gross sales of the licensed technology beginning in fiscal year 2011, with minimum royalties of $50,000 for fiscal year 2011 and $100,000 for each fiscal year thereafter.  Under the amended and restated agreement, Mayo has the right to terminate the agreement for material breach, if OnPoint brings suit against Mayo (other than as a result of a material breach by Mayo) or upon insolvency.

We rely primarily on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies.

Mayo holds approximately [13.5%] of the outstanding shares of our common stock.

HealthCare IP Partners, LLC (“HIPP”)

In February 2009, OnPoint began utilizing funding from HIPP, a former majority stockholder and a company under common ownership, for operating expenses. HIPP funded OnPoint’s startup costs and negotiated OnPoint’s original license agreement with the Mayo.  HIPP also provided resources, equipment, personnel and facilities necessary for OnPoint to continue its quality assurance software development. During 2010 and 2009, OnPoint incurred $150,000 and $660,619, respectively, of consulting services from HIPP and incurred $262,554 and $197,596, respectively, of advances for operating expenses paid on OnPoint’s behalf.  As part of the Company’s plan for reorganization, in September 2010, the funding and consulting services from HIPP ceased and the unpaid amounts aggregating $1,066,294 at that time were renegotiated and reduced to $500,000. The remaining $500,000 was then repaid by the issuance of 500,000 shares of common stock.  As of December 31, 2010, there were no further outstanding amounts due to HIPP.

Rainwater Capital Partners, LLC

During 2009, OnPoint incurred $150,000 of consulting services from Rainwater Capital Partners, LLC, a stockholder and company under common management and related to HIPP.  Unpaid amounts aggregated $10,000 at December 31, 2009 and were paid in full during 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the ownership of our common stock as of September [    ], 2011 by (i) each director, (ii) each named executive officer, (iii) all directors and named executive officers as a group and (iv) each person known to be the beneficial owner of more than five percent (5%) of our common stock.

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of VHS’s capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Unless otherwise specified, the address of each of the persons set forth below is in care of OnPoint Medical Diagnostics, Inc., 7760 France Avenue South, 11th Floor, Minneapolis, MN 55435.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned(1)	Common Stock (%)(2)
Directors and Executive Officers
William T. Cavanaugh(3)	950,000	[ ]	%
Mark Steege(3)	20,000	*
Gus Chafoulias(3)(4)	890,000	[ ]	%
George Danko(3)(5)	50,000	*
Blake Whitney(6)	30,000	*
Dr. Richard Lindstrom (7)	718,881	[ ]	%
Tom Tomlinson(8)	30,000	*
All directors and officers as a group (10 persons)	3,171,791	[ ]	%
5% Stockholders
Brian T. Nugent(9)	33,091	*
Mayo Foundation for Medical Education and Research	1,111,000	[ ]	%
Dr. Chris Brown	486,363	[ ]	%
Greg D. Gentling	489,973	[ ]	%
Alfred P. Scalzo(11)	542,397	[ ]	%

*Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock.

(2)	Based on [ ] shares of Common Stock issued and outstanding on September [ ], 2011.

(3)	Includes 800,000 shares of common stock and 150,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [ ], 2011.

(4)	Includes 860,000 shares of common stock and 30,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [ ], 2011.

(5)	Includes 20,000 shares of common stock and 30,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [ ], 2011.

(6)	Includes 30,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [ ], 2011.

(7)

Includes 73,496 shares of common stock held by Lindstrom Family Limited Partnership #2, 30,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [    ], 2011, and 615,385 shares issuable upon conversion of the 10% Notes held by Dr. Lindstrom (at an assumed conversion price of $0.65 per share).

(8)	Includes 30,000 shares issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after September [ ], 2011.

(9)	Of the shares beneficially owned by Mr. Nugent, 581 shares are owned by Julie Nugent, Mr. Nugent’s wife. Mr. Nugent disclaims beneficial ownership of the shares registered in the name of his wife.

(10)	Includes 542,378 shares of common stock and 19 shares issuable pursuant to presently exercisable warrants.

EXPERTS

The consolidated financial statements of Vertical Health Solutions, Inc. and subsidiary as of period from inception (February 1, 2009) through December 31, 2009 and as of the year ended December 31, 2010, have been included herein and in the registration statement in reliance upon the report of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of shares of the common stock being offered hereby will be passed on for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling security holders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC.  The public may read or copy any filings with the SEC at the SEC Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The SEC maintains an internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The website is http://www.sec.gov. The public can also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Interim Financial Statements
Balance Sheets as of June 30, 2011 and December 31, 2010	F-2
Statements of Operations for the Three and Six Months Ended June 30, 2011 and 2010 and the period from February 1, 2009 (inception) to June 30, 2011	F-3
Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010 and the period from February 1, 2009 (inception) to June 30, 2011	F-4
Notes to Financial Statements	F-5

Audited [Consolidated] Financial Statements
Report of Independent Registered Public Accounting Firm	F-[ ]
Balance Sheets as of December 31, 2010 and 2009	F-10
Statements of Operations for the Year Ended December 31, 2010, the period from February 1, 2009 (inception) to December 31, 2009, and the period from February 1, 2009 (inception) to December 31, 2010.	F-11
Statements of Changes in Stockholders’ Deficit for the period from February 1, 2009 (inception) to December 31, 2010.	F-12
Statements of Cash Flows for the Year Ended December 31, 2010, the period from February 1, 2009 (inception) to December 31, 2009, and the period from February 1, 2009 (inception) to December 31, 2010.	F-13
Notes to Financial Statements	F-14

VERTICAL HEALTH SOLUTIONS, INC.
(A DEVELOPMENT-STAGE COMPANY)
BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS

Current assets:
Cash	$411,732	$330,803
Restricted cash	75,240	—
Prepaid expenses and other current assets	45,471	24,051
Total current assets	532,443	354,854

Property and equipment, net	5,975	4,537
Software development costs	205,394	—
Intangible assets, net	83,539	238,168

Total assets	$827,351	$597,559

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$122,208	$73,974
Short term convertible notes payable	16,948	—
Accrued interest	18,513	13,467
Accrued payroll	9,360	4,682
Accrued other expenses	6,597	—
Current maturities of long-term convertible debt	165,000	205,625
Total current liabilities	338,626	297,748

Long-term convertible debt, net of current maturities	165,000	616,875
Total liabilities	503,626	914,623

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 250,000,000 shares authorized; 10,390,406 issued and outstanding at June 30, 2011 and 7,143,113 issued and outstanding at December 31, 2010	10,391	7,143
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid in capital	3,751,053	1,926,959
Deficit accumulated during the development stage	(3,437,719)	(2,251,166)

Total stockholders’ equity (deficit)	323,725	(317,064)

Total liabilities and stockholders’ equity (deficit)	$827,351	$597,559

See accompanying notes to the unaudited financial statements.

VERTICAL HEALTH SOLUTIONS, INC.
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF OPERATIONS

(UNAUDITED)

					Period from
	Three Months	Three Months	Six Months	Six Months	Inception
	Ended	Ended	Ended	Ended	(February 1, 2009) to
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$—	$—	$—	$—	$—

Operating expenses:
Research and development	—	31,696	—	40,674	98,465
General and administrative	283,446	276,052	544,481	905,007	2,661,208
Merger related costs	215,924	—	323,717	—	323,717

Total operating expenses	499,370	307,748	868,198	945,681	3,083,390

Loss from operations	(499,370)	(307,748)	(868,198)	(945,681)	(3,083,390)

Other income (expense):
Interest income	282	—	420	—	607
Interest expense	(244,048)	—	(318,775)	—	(354,936)

Total other income (expense)	(243,766)	—	(318,355)	—	(354,329)

Net loss before income taxes	(743,136)	(307,748)	(1,186,553)	(945,681)	(3,437,719)

Income tax provision	—	—	—	—	—

Net loss	$(743,136)	$(307,748)	$(1,186,553)	$(945,681)	$(3,437,719)

Net loss per common share - basic and diluted	$(0.09)	$(0.03)	$(0.15)	$(0.08)

Weighted average common shares outstanding - basic and diluted	8,631,250	11,433,288	7,891,292	11,432,150

See accompanying notes to the unaudited financial statements.

VERTICAL HEALTH SOLUTIONS, INC.
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF CASH FLOWS

(UNAUDITED)

			Period from
	Six Months	Six Months	Inception
	Ended	Ended	(February 1, 2009) to
	June 30, 2011	June 30, 2010	June 30, 2011
	(unaudited)	(unaudited)	(unaudited)
Cash flows used in operating activities:
Net loss	$(1,186,553)	$(945,681)	$(3,437,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	268,854	18,098	343,519
Stock-based compensation	262,640	464,488	779,592
Non-cash merger related costs	42,828	—	42,828
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other current assets	(21,420)	2,068	(45,471)
Increase(decrease) in accounts payable	27,806	115,370	101,780
Increase(decrease) in accrued interest	52,026	—	65,493
Increase(decrease) in accrued payroll	4,678	32,416	9,360
Increase in accounts payable-related parties	—	293,079	966,294

Net cash used in operating activities	(549,141)	(20,162)	(1,174,324)

Cash flows used in investing activities:
Increase in restricted cash	(75,240)	—	(75,240)
Capitalized software development costs	(205,394)	—	(205,394)
Purchase of property and equipment	(2,941)	(1,971)	(12,450)
Cash received from VHS merger	1,145	—	1,145

Net cash used in investing activities	(282,430)	(1,971)	(291,939)

Cash flows provided by financing activities:
Increase in cash drawn in excess of available funds	—	40	—
Proceeds from issuance of convertible debt	525,000	—	1,347,500
Debt financing costs	(68,250)	—	(206,655)
Proceeds from sale of common stock net of issuance costs	455,750	—	737,150

Net cash provided by financing activities	912,500	40	1,877,995

Increase (decrease) in cash	80,929	(22,093)	411,732

Cash
Beginning of period	330,803	22,093	—

End of period	$411,732	$—	$411,732

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$223

Non-cash investing and financing activities:
Accounts payable - related parties incurred for the purchase of intangible assets	$—	$—	$100,000
Accounts payable - related party reduced by forgiveness of debt and issuance of common stock	$—	$—	$1,066,294
Increase in deferred debt financing costs by issuing stock warrants	$44,472	$—	$113,928
Accrued interest converted to common stock	$46,980	$—	$46,980
Debt converted to common stock	$1,017,500	$—	$1,017,500
Increase in accounts payable, accrued expenses and short term convertible debt for liabilities assumed in reverse merger	$43,973	$—	$43,973

See accompanying notes to the unaudited consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

1.                          BASIS OF PRESENTATION

The accompanying unaudited financial statements of Vertical Health Solutions, Inc. (“VHS” or the “Company”) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying financial statements include the accounts of the Company and include the acquisition of its wholly-owned subsidiary OnPoint Medical Diagnostics, Inc. (“OnPoint”) which was completed on April 15, 2011 (See Note 2 for discussion of the impact of the reverse merger.).  Intercompany transactions and balances are eliminated in consolidation.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the six-month period ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

For further information on OnPoint and the reverse acquisition, refer to the 2010 financial statements of OnPoint and footnotes thereto included in the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2011.

The on-going operations of the Company will be that of OnPoint.  OnPoint is developing a software-as-a-service (SAAS) enterprise quality assurance solution for the diagnostics imaging market.  OnPoint has not yet generated any revenue and is considered a development stage company as of June 30, 2011.

2.                          REVERSE MERGER

VHS, a Florida corporation, and its newly-formed subsidiary, Vertical HS Acquisition Corp., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 1, 2011, by and among OnPoint, on the one hand, and VHS and Merger Sub, on the other hand.  Pursuant to the Merger Agreement, Merger Sub, which VHS had incorporated in the state of Delaware for the purpose of completing the transaction, merged into OnPoint (the “Merger”) on April 15, 2011 (the “Closing” or the “Closing Date”) with OnPoint continuing as the surviving entity in the Merger.  As a result of the Merger, OnPoint became a wholly-owned subsidiary of the Company. Immediately prior to the merger, VHS had 44,474,973 shares of common stock outstanding.  The Company then converted certain VHS liabilities aggregating $150,000 into 133,425,011 shares of VHS common stock resulting in 177,899,984 shares outstanding.  On the merger date VHS implemented a 1 for 164 reverse stock split effectively cancelling 176,815,354 shares.  VHS then issued an additional 7,143,113 shares to existing shareholders of OnPoint in exchange for 100% of OnPoint’s outstanding shares.  In addition, OnPoint’s outstanding options, warrants and convertible notes became options, warrants and convertible notes exercisable or convertible into such number of shares of VHS common stock at an exercise or conversion price having the same economic value as prior to the Merger.  Upon completion of the merger, VHS has 8,227,743 shares of common stock outstanding.  All merger transaction costs have been expensed as incurred.

The acquisition  was treated as a recapitalization of OnPoint with OnPoint being treated as the accounting acquirer in a reverse merger.  Accordingly, the financial statements of the Company presented reflect the historical results of OnPoint prior to the Merger, and do not include the historical financial results of VHS prior to the consummation of the Merger. Stockholders’ equity (deficit) has been retroactively restated as of  December 31, 2010 to reflect the capital structure of VHS after giving effect to the Merger.  The accompanying financial statements as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 present the historical financial information of OnPoint consolidated with VHS from the date of reorganization (April 15, 2011) to June 30, 2011.

The operations of OnPoint will be the continuing operations of VHS.   In connection with the merger, OnPoint received $1,145 in cash remaining in VHS’ bank account and assumed $20,428 in accounts payable, $6,597 in accrued expenses and $16,948 in convertible short-term notes which were rewritten in the following terms:  interest at 0.21% per annum; interest and principal is payable on July 15, 2011 and due on demand thereafter; principal and accrued interest is convertible into common stock using a conversion price of 80% of the fair value of the common stock.

Pro forma financial statements have been previously disclosed in the Form 8-K filed on April 21, 2011 and the March 31, 2011 Form 10-Q filed May 16, 2011.

3.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from such estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.  Cash equivalents consist of bank deposits and investments in money market mutual funds.  Cash equivalents subject the Company to concentrations of credit risk.  The Company has invested only in bank checking and savings accounts.  However, it is possible that deposited funds may from time to time exceed amounts insured by the Federal Deposit Insurance Corporation.

Intangible Assets

Intangible assets are stated at cost and are comprised of a software technology license agreement with Mayo Foundation for Medical Education and Research, a minority stockholder, and deferred debt financing costs incurred in connection with the Company’s issuance of convertible debt.  Amortization for the license is provided on the straight-line method over the estimated useful life of the license of 3 years.  Amortization for the deferred debt financing costs is provided on the effective-interest method over the term of the related debt.

Revenue Recognition

The Company is a development stage company and has not generated any revenue from inception (February 1, 2009) through June 30, 2011.

Software Development Costs

Costs related to research, design and development of software products prior to establishment of technological feasibility, are charged to research and development expense as incurred.  Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers.  Capitalized software development costs will be amortized over the estimated economic life of the underlying products which will generally range from two to six years.  During the six months ended June 30, 2011, the Company capitalized $205,394 of software development costs.  The software was not available for customer use at June 30, 2011 and therefore, there was no amortization.

Stock-Based Compensation

The Company recognizes expense for its stock-based compensation based on the fair value of the awards granted.  The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model. The Company makes assumptions about complex and subjective variables and the related tax impact.  These variables include, but are not limited to, the Company’s stock price volatility and stock option exercise behaviors.  The Company recognizes the compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award.

Net Loss per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) for the period by the weighted-average number of common shares outstanding during the period.  Diluted net income (loss) per share is calculated by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares (“dilutive securities”) that were outstanding during the period.  Dilutive securities include stock options and warrants granted and convertible debt.

For the six months ended June 30, 2011 and 2010, options, warrants, and conversion shares related to convertible debt were excluded from the calculation of the diluted net loss per share as their effect would have been antidilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes pursuant to Financial Accounting Standards Board guidance specifically related to uncertain tax positions.  This guidance presents a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Company believes its income tax filing positions and deductions will be sustained upon examination and, accordingly, no accrual related to uncertain tax positions has been recorded at June 30, 2011 and December 31, 2010. The Company’s remaining open tax years subject to examination include 2008, 2009 and 2010.  This standard also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Company has recorded a full valuation allowance against its deferred tax assets at June 30, 2011 and December 31, 2010.

Recent Accounting Pronouncements

There were no new accounting standards issued or effective during the three months ended June 30, 2011 that had or are expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

4.                          LIQUIDITY AND CAPITAL RESOURCES

For the six months ended June 30, 2011, we incurred losses from operations of $(1,186,553). At June 30, 2011, we have cash, including restricted cash, of $486,972, an accumulated deficit of $(3,437,719) and working capital of $193,817. Our ability to continue as a going concern is dependent on our ability to raise the required additional capital or debt financing to meet short and long-term operating requirements.  During the second quarter of 2011, we sold common stock of $525,000 and an additional $150,000 in July and August 2011.  We believe that future private placements of equity capital and debt financing are needed to fund our long-term operating requirements.  Additional financing may not be available upon acceptable terms, or at all.  If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. We are continuing to pursue external financing alternatives to improve our working capital position. If we are unable to obtain the necessary capital, we may have to reduce our operating expenses.

5.                          RESTRICTED CASH

At June 30, 2011, the Company had $75,240 of restricted cash being held in an escrow account relating to recent purchases of the Company’s common stock.  In order to qualify for certain state of Minnesota tax credits, the investing shareholders must obtain approval from the state of Minnesota prior to their invested funds being released to the Company.  The Company typically expects these funds to be released in 2 to 4 weeks.

6.                          CONVERTIBLE DEBT

In October 2010, the Company began a $1.5 million private placement convertible debt offering.  The notes bear interest at 10% per annum and are fully convertible into common stock.  The holder can convert all or a portion of the principal and accrued interest under the notes into common shares of the Company at any time prior to payment.  For amounts not previously converted, principal will be satisfied in four equal installments commencing on September 30, 2011 and thereafter on February 29, 2012, July 31, 2012, and December 31, 2012.  Accrued interest is payable on December 31, 2011 and on each of the principal satisfaction dates.  The conversion price is the lesser of $0.65 per share or 65% of the volume weighted average price of the common stock for the twenty trading dates preceding a conversion; however, the conversion price shall not be less than $0.25 per share. The Company estimated its common stock fair value to be $0.65 during this offering period and therefore, determined there was no beneficial conversion feature to record.  In addition, if the Company did not complete a “reverse merger” with a public entity by March 31, 2011, the holders could demand repayment along with a penalty equal to 25% of the principal balance.  The convertible debt holders extended the completion date for the reverse merger to the closing date of April 15, 2011 and no debt holders made a demand for payment.  A total of $1,347,500 of convertible notes have been issued pursuant to this offering during fourth quarter of 2010 and first quarter of 2011.

In connection with the notes, the Company incurred legal costs of $29,980 and finder’s fees of $176,675, which were paid out of the net proceeds to third-party selling agents, and the Company issued warrants to purchase 207,307 shares of the Company’s common stock to the selling agents.  The warrants have a fair market value of $113,928.  Total debt financing costs of $320,583 were capitalized and are being recognized over the term of the related convertible debt using the effective interest rate method.

On June 7, 2011, $1,017,500 of this convertible debt and $46,980 of accrued interest was converted to 1,637,663 shares of common stock.  The debt was converted at $0.65 per share, therefore, there was no contingent beneficial conversion feature that needed to be recorded.

The following is a summary of the convertible notes payable as of June 30, 2011:

Balance at December 31, 2010	$822,500
Additional proceeds received — January to March 2011	525,000
Converted to equity on June 7, 2011	(1,017,500)

Balance at June 30, 2011	$330,000

7.                          STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock Issuances & Redemptions

During the second quarter of 2011, 525,000 shares of common stock along with warrants to purchase 262,500 shares of common stock were issued at $1.00 per unit price for aggregate proceeds of $455,750, net of offering costs of $69,250.  See the terms of the warrants below.  Additionally, 1,637,663 shares of common stock were issued in exchange for convertible debt ($1,017,500) and the related accrued interest ($46,980), which was converted at $0.65 per share.

Stock Purchase Warrant Grants

For warrants and options granted to non-employees in exchange for services, the Company records the fair value of the equity instrument using the Black-Scholes pricing model unless the value of the services is more readily determinable.

In connection with the private placement unit offering, 262,500 stock warrants were issued to purchasers of common stock, which have an exercise price of $2.00 per share and a term of 5 years.  In addition, 78,500 stock warrants were issued to the selling agent, which have an exercise price of $2.00 per share and a term of 5 years.  Additionally, in connection with the conversion of debt to equity on June 7, 2011, a true up calculation was performed as a result of accrued interest being converted and the selling agents were issued an additional 29,229 stock warrants which had a fair value of $16,063 and was expensed to interest expense.

As of June 30, 2011, the Company had the following warrants to purchase common stock outstanding:

Number of shares	Exercise price	Expiration
12,000	$1.00	12/31/2016
20,001	$1.00	12/31/2014
50,000	$1.00	9/21/2011
236,536	$1.00	3/2/2016
341,250	$2.00	6/7/2016
659,787

Stock Option Grants

During the six months ended June 30, 2011, the Company granted 150,000 options in March 2011 and 300,000 options during April and May 2011.

For the three months ended June 30, 2011 and  2010 and the six months ended June 30, 2011 and 2010, total stock-option compensation expense was $132,234 and $103,899; and $262,640 and $464,488;  respectively.

At June 30, 2011, total unrecognized compensation expense related to non-vested stock options granted prior to that date was $554,720, which is expected to be recognized over a weighted average period of 4 years.

The following is a summary of stock option activity under the 2011 Omnibus Incentive Compensation Plan during the six months ended June 30, 2011:

	Number	Weighted average
	of shares	exercise price

Outstanding at December 31, 2010	700,000	$1.00
Granted	150,000	1.00
Cancelled/forfeited	(100,000)	1.00

Outstanding at March 31, 2011	750,000	1.00
Granted	300,000	1.00
Canceled/forfeited	—
Outstanding at June 30, 2011	1,050,000	1.00

8.                          EARNINGS (LOSS) PER SHARE

The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings (loss) per share for the three and six months ended June 30, 2011 and 2010.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Basic earnings (loss) per share calculation:

Net income (loss) to common stockholders	$(743,136)	$(307,748)	$(1,186,553)	$(945,681)
Weighted average of common shares outstanding	8,631,250	11,433,288	7,891,292	11,432,150
Basic net earnings (loss) per share	$(0.09)	$(0.03)	$(0.15)	$(0.08)

Diluted earnings (loss) per share calculation:

Net income (loss) to common stockholders	$(743,136)	$(307,748)	$(1,186,553)	$(945,681)
Weighted average of common shares outstanding	8,631,250	11,433,288	7,891,292	11,432,150
Stock options (1)	—	—	—	—
Stock warrants (2)	—	—	—	—
Convertible debt (3)	—	—	—	—
Diluted weighted average common shares outstanding	8,631,250	11,433,288	7,891,292	11,432,150
Diluted net income (loss) per share	$(0.09)	$(0.03)	$(0.15)	$(0.08)

(1)

For the three and six months ended June 30, 2011 and  2010, there were common stock equivalents attributable to outstanding stock of options of 1,050,000 and 1,800,000, respectively.  The stock options are anti-dilutive for the three and six months ended June 30, 2011 and  2010 and therefore, have been excluded from diluted earnings (loss) per share.

(2)

For the three and six months ended June 30, 2011 and  2010, there were common stock equivalents attributable to warrants of  659,787 and 82,001, respectively.  The warrants are anti-dilutive for the three and six months ended June 30, 2011 and  2010 and therefore, have been excluded from diluted earnings (loss) per share.

(3)

For the three and six months ended June 30, 2011 and  2010, there were common stock equivalents attributable to conversion shares related to the convertible debt and related accrued interest of 557,359 and none, respectively.  The conversion shares are anti-dilutive for the three and six months ended June 30, 2011 and  2010 and therefore, have been excluded from diluted earnings (loss) per share.

9.                          SUBSEQUENT EVENTS

Through August 15, 2011, the Company issued 150,000 shares of common stock and warrants to purchase 75,000 shares of common stock pursuant to the Company’s ongoing private placement offering with proceeds before issuance costs aggregating $150,000 at unit price of $1.00.  Issuance costs include fees aggregating $19,500 and issuance of 22,500 stock warrants to the selling agent.

ONPOINT MEDICAL DIAGNOSTICS, INC.

(A Developmental Stage Company)

BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash	$330,803	$22,093
Prepaid expenses and other current assets	24,051	3,327
Total current assets	354,854	25,420

Property and equipment, net	4,537	5,444
Intangible assets, net	238,168	86,111

Total assets	$597,559	$116,975

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$73,974	$8,454
Accounts payable-related parties	—	773,215
Accrued interest	13,467	—
Accrued payroll	4,682	—
Current maturities of long-term convertible debt	205,625	—
Total current liabilities	297,748	781,669

Long-term convertible debt, net of current maturities	616,875	—

Total liabilities	914,623	781,669

Stockholders’ deficit:
Common stock, $0.01 par value, 100,000,000 shares authorized; 7,143,113 and 11,431,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	71,431	114,310
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2010 and 2009	—	—
Additional paid in capital	1,862,671	279,764
Deficit accumulated during the development stage	(2,251,166)	(1,058,768)

Total stockholders’ deficit	(317,064)	(664,694)

Total liabilities and stockholders’ deficit	$597,559	$116,975

The accompanying notes are an integral part of these financial statements.

ONPOINT MEDICAL DIAGNOSTICS, INC.

(A Developmental Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2010	Period from Inception (February 1, 2009) to December 31, 2009	Period from Inception (February 1, 2009) to December 31, 2010

Revenues	$—	$—	$—

Operating expenses:
Research and development	69,815	28,650	98,465
General and administrative	1,109,080	1,030,118	2,139,198

Total operating expenses	1,178,895	1,058,768	2,237,663

Loss from operations	(1,178,895)	(1,058,768)	(2,237,663)

Other income (expense):
Interest income	187	—	187
Interest expense	(13,690)	—	(13,690)

Total other income (expense)	(13,503)	—	(13,503)

Net loss before income taxes	(1,192,398)	(1,058,768)	(2,251,166)

Income tax provision	—	—	—

Net loss	$(1,192,398)	$(1,058,768)	$(2,251,166)

Net loss per common share - basic and diluted	$(0.11)	$(0.10)

Weighted average common shares outstanding - basic and diluted	10,568,244	10,638,346

The accompanying notes are an integral part of these financial statements.

ONPOINT MEDICAL DIAGNOSTICS, INC.

(A Developmental Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT Period from

Inception (February 1, 2009) to December 31, 2010

				Deficit
	Common Stock			Accumulated
			Additional	During the	Total
			Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit
Balances at inception (February 1, 2009)	—	$—	$—	$—	$—
Founders shares issued at par value	11,111,000	111,110	(111,110)	—	—
Sale of common stock, net of $38,600 of issuance costs	320,000	3,200	278,200	—	281,400
Stock options issued as compensation for services	—	—	78,620	—	78,620
Stock warrants issued as compensation for services	—	—	34,054	—	34,054
Net loss for the period from inception (February 1, 2009) through December 31, 2009	—	—	—	(1,058,768)	(1,058,768)

Balances at December 31, 2009	11,431,000	114,310	279,764	(1,058,768)	(664,694)

Additional founders shares issued at par value	12,249	122	(122)	—	—
Redemption of founders shares	(5,706,636)	(57,066)	57,066	—	—
Accounts payable - related party forgiven by stockholder	—	—	566,294	—	566,294
Accounts payable - related party converted to common stock	500,000	5,000	495,000	—	500,000
Common stock issued as compensation for services	906,500	9,065	(8,159)		906
Stock options issued as compensation for services	—	—	403,372	—	403,372
Stock warrants issued in connection with the convertible debt offering	—	—	69,456	—	69,456
Net loss	—	—	—	(1,192,398)	(1,192,398)

Balances at December 31, 2010	7,143,113	$71,431	$1,862,671	$(2,251,166)	$(317,064)

The accompanying notes are an integral part of these financial statements.

ONPOINT MEDICAL DIAGNOSTICS, INC.

(A Developmental Stage Company)

STATEMENTS OF CASH FLOWS

		Period from	Period from
		Inception	Inception
	Year Ended	(February 1, 2009) to	(February 1, 2009) to
	December 31, 2010	December 31, 2009	December 31, 2010
Cash flows used in operating activities:
Net loss	$(1,192,398)	$(1,058,768)	$(2,251,166)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58,682	15,983	74,665
Stock-based compensation	404,278	112,674	516,952
Changes in operating assets and liabilities:
Increase in prepaid expenses and other current assets	(20,724)	(3,327)	(24,051)
Increase in accounts payable	65,520	8,454	73,974
Increase in accrued interest	13,467	—	13,467
Increase in accrued payroll	4,682	—	4,682
Increase in accounts payable-related parties	293,079	673,215	966,294

Net cash used in operating activities	(373,414)	(251,769)	(625,183)

Cash flows used in investing activities:
Purchase of property and equipment	(1,971)	(7,538)	(9,509)

Net cash used in investing activities	(1,971)	(7,538)	(9,509)

Cash flows provided by financing activities:
Proceeds from issuance of convertible debt	822,500	—	822,500
Debt financing costs	(138,405)	—	(138,405)
Proceeds from sale of common stock net of $38,600 in issuance costs	—	281,400	281,400

Net cash provided by financing activities	684,095	281,400	965,495

Increase in cash	308,710	22,093	330,803

Cash
Beginning of period	22,093	—	—

End of period	$330,803	$22,093	$330,803

Supplemental disclosure of cash flow information: Cash paid for interest	$223	$—	$223

Non-cash investing and financing activities:
Accounts payable - related parties incurred for the purchase of intangible assets	$—	$100,000	$100,000
Accounts payable - related party reduced by forgiveness of debt and issuance of common stock	$1,066,294	$—	$1,066,294
Increase in deferred debt financing costs by issuing stock warrants	$69,456	$—	$69,456

The accompanying notes are an integral part financial statements.

ONPOINT MEDICAL DIAGNOSTICS, INC.

(A Developmental Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

1              DESCRIPTION OF BUSINESS

OnPoint Medical Diagnostics, Inc. (the “Company”, “OnPoint”) was formed as a development stage company incorporated under the laws of the State of Minnesota on September 26, 2006. The Company was initially incorporated under the name CG Enterprises II, Inc. and was inactive until February 1, 2009. On March 20, 2009, the Company changed its name to OnStar Medical Diagnostics, Inc., and on March 31, 2009, to OnPoint Medical, Inc. and finally on April 22, 2009, to OnPoint Medical Diagnostics, Inc.  The Company is developing a software-as-a-service (SaaS) enterprise quality assurance solution for the diagnostic imaging market.

As a developmental stage company, the Company has not yet generated significant revenue and since inception, the Company has devoted substantially all of its efforts to the development and commercialization of software technology and will incur additional losses and negative cash flows as it implements its technology at luminaries and show sites. In the course of such activities, the Company has sustained significant operating losses and expects such losses, which will likely increase as the Company introduces the product to customers in the marketplace and ramps-up its recurring revenue stream through subscription-based payments.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2010, we incurred losses from operations of $1,178,895. At December 31, 2010, we had an accumulated deficit of $2,251,166 and working capital of $57,106. Our ability to continue as a going concern is dependent on our ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the fourth quarter of 2010, we raised aggregate gross proceeds of $822,500 from the issuance of convertible debt in a private placement and an additional $285,000 through March 1, 2011.  We believe that future private placements of equity capital and debt financing are needed to fund our long-term operating requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. We are continuing to pursue external financing alternatives to improve our working capital position. If we are unable to obtain the necessary capital, we may have to cease operations.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

2              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. As items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income.

The estimated useful lives for computing depreciation are as follows:

Years
Computer software	3
Computer hardware	5

Intangible Assets

Intangible assets are stated at cost and are comprised of a software technology license agreement with Mayo Foundation for Medical Education and Research, a minority stockholder, and deferred debt financing costs incurred in connection with the Company’s issuance of convertible debt. Amortization for the license is provided on the straight-line method over the estimated useful life of the license of 3 years. Amortization for the deferred debt financing costs is provided on the effective-interest method over the term of the related debt.

Long-Lived Assets

The recoverability of property and equipment and other long-lived assets is assessed periodically or whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrants a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying value of such assets is not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes to their fair values. There was no impairment charges for the year ended December 31, 2010 and period from inception (February 1, 2009) to December 31, 2009.

Research and Development

Research and development expenditures are expensed as incurred.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares (“dilutive securities”) that were outstanding during the period. Dilutive securities include stock options and warrants granted and convertible debt.

For the year ended December 31, 2010 and period from inception (February 1, 2009) to December 31, 2009, options, warrants, and conversion shares related to convertible debt were excluded from the calculation of the diluted net loss per share as their effect would have been antidilutive.

Stock-Based Compensation

The Company recognizes expense for its stock-based compensation based on the fair value of the awards granted. The fair value of stock options is estimated at the date of grant using the Black-Scholes-Merton option valuation model. The Company makes assumptions about complex and subjective variables and the related tax impact.  These variables include, but are not limited to, the Company’s stock price volatility and stock option exercise behaviors.  The Company recognizes the compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes pursuant Financial Accounting Standards Board guidance specifically related to uncertain tax positions. This guidance presents a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company believes its income tax filing positions and deductions will be sustained upon examination and, accordingly, no accrual related to uncertain tax positions has been recorded at December 31, 2010 and 2009. The Company’s remaining open tax years subject to examination include the periods from inception (February 1, 2009) to December 31, 2010.  This standard also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and convertible debt.  The Company is required to estimate the fair value of all financial instruments at the balance sheet date based on relevant market information. The Company considers the carrying values of its financial instruments in the financial statements to approximate fair values due to the short-term nature of cash and accounts payable and as the debt was incurred recently.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.  The Company places its cash primarily in checking accounts with a financial institution that management considers creditworthy.  However, at times deposited funds may exceed amounts insured by the Federal Deposit Insurance Corporation.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities.  For the year ended December 31, 2010 and for the period from inception (February 1, 2009) to December 31, 2009, there were no adjustments to net loss to arrive at comprehensive loss.

Recent Accounting Pronouncements

In January 2010, the FASB issued Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. This guidance is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The adoption of this guidance did not have an impact on our financial statements.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

3                                         PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2010	2009

Computer software	$7,538	$7,538
Computer hardware	1,971	—
	9,509	7,538

Less: accumulated depreciation	(4,972)	(2,094)

Net property and equipment	$4,537	$5,444

Depreciation expense was $2,878 for the year ended December 31, 2010 and $2,094 for the period from inception (February 1, 2009) to December 31, 2009.

4                                         INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31:

	2010	2009

Software technology license:
Cost	$100,000	$100,000
Less: accumulated amortization	(47,222)	(13,889)

Net software technology license	$52,778	$86,111

Deferred debt financing costs:
Cost	$207,861	$—
Less: accumulated amortization	(22,471)	—

Net deferred debt financing costs	$185,390	$—

Total intangible assets, net	$238,168	$86,111

Amortization expense was $55,804 for the year ended December 31, 2010 and $13,889 for the period from inception (February 1, 2009) to December 31, 2009.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Estimated future amortization expense is as follows for the years ending December 31:

2011	$159,735
2012	78,433

$238,168

5                                         ACCOUNTS PAYABLE - RELATED PARTIES

Accounts payable — related parties consisted of the following at December 31:

	2010	2009

HealthCare IP Partners, LLC	$—	$713,215
Mayo Foundation for Medical Education and Research	—	50,000
Rainwater Capital Partners, LLC	—	10,000

Total	$—	$773,215

HealthCare IP Partners, LLC (“HIPP”)

In February 2009, the Company began utilizing funding from HIPP, a majority stockholder and a Company under common ownership, for operating expenses. HIPP funded the Company’s startup costs and negotiated the Company’s original license agreement with the Mayo Foundation.  HIPP also provided resources, equipment, personnel and facilities necessary for the Company to continue its quality assurance software development. During 2010 and 2009, the Company incurred $150,000 and $660,619, respectively, of consulting services from HIPP and incurred $262,554 and $197,596, respectively, of advances for operating expenses paid on the Company’s behalf.  As of December 31, 2009, unpaid amounts due to HIPP aggregated $713,215.  As part of the Company’s plan for reorganization, in September 2010, the funding and consulting services from HIPP were ceased and the unpaid amounts aggregating $1,066,294 at that time were renegotiated and reduced to $500,000. The remaining $500,000 was then repaid by the issuance of 500,000 shares of common stock (see note 7). As of December 31, 2010, there are no further outstanding amounts due to HIPP.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Mayo Foundation for Medical Education and Research

During 2009, the Company entered into a perpetual license agreement with Mayo Foundation for Medical Education and Research, for use of software technology.  In accordance with the license agreement, the Company provided the Foundation with founder common shares totaling 1,111,000, made a $50,000 non-refundable payment upon execution of the agreement, and was to make an additional $50,000 payment prior to April 2010.  As of December 31, 2009, $50,000 for the non- refundable payment due in April 2010 was included in accounts payable — related parties on the accompanying balance sheet. In November 2010, the Company amended its license agreement with the Foundation and paid the remaining $50,000 non-refundable payment.

Rainwater Capital Partners, LLC

During 2009, the Company incurred $150,000 of consulting services from Rainwater Capital Partners, LLC, a stockholder and company under common management and related to HIPP.  Unpaid amounts aggregated $10,000 at December 31, 2009 and were paid in full during 2010.

6                                         CONVERTIBLE DEBT

In October 2010, the Company began a $1.5 million private placement convertible debt offering. The notes bear interest at 10% per annum and are fully convertible to common stock. The holder can convert all or a portion of the principal and accrued interest under the notes into common shares of the Company at any time prior to payment. For amounts not previously converted, principal will be satisfied in four equal installments commencing on September 30, 2011 and thereafter on February 29, 2012, July 31, 2012, and December 31, 2012. Accrued interest is payable on December 31, 2011 and on each of the principal satisfaction dates thereafter. The conversion price is the lesser of $.65 per share or 65% of the volume weighted average of the common stock for the twenty trading dates preceding a conversion; however, the conversion price shall not be less than $.25 per share. The Company estimated its common stock fair value to be $.65 during this offering period and therefore, determined there was no beneficial conversion feature to record. In addition, if the Company has not completed a “reverse merger” with a public entity by March 31, 2011, the holders may demand repayment along with a penalty equal to 25% of the principal balance.  As of December 31, 2010, a total of $822,500 convertible notes have been issued pursuant to this offering.

In connection with the notes, the Company incurred legal costs of $29,980 and finder’s fees of $108,425, which were paid out of the net proceeds to third-party selling agents, and issued warrants to purchase 126,539 of the Company’s common shares to the selling agents.  The warrants have a relative fair market value of $69,456 (see note 7). Total debt financing costs of $207,861 were capitalized and are being recognized over the term of the related convertible debt using the effective interest rate method.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

The following is a summary of the convertible notes payable as of December 31, 2010:

Balance at January 1, 2010	$—
Gross proceeds received in 2010	822,500
Balance at December 31, 2010	822,500
Current maturities of long-term convertible debt	205,625
Total long-term convertible debt	$616,875

Future aggregate maturities of long-term convertible debt are as follows for the years ending December 31:

2011	$205,625
2012	616,875
$822,500

7                                         STOCKHOLDERS’ EQUITY

Common Stock Issuances & Redemptions

During the year ended December 31, 2010, the Company issued the following shares of unregistered common stock:

1)                          On June 14, 2010, the Company issued 12,249 common shares designated as founder’s shares with a stated par value of $.01. These shares were mistakenly not issued when the initial founder shares were issued back in 2009.

2)                          On September 15, 2010, the Company issued 906,500 common shares to select individuals for services rendered while the Company was insolvent due to the breach with the Mayo Foundation license agreement and the significant amount of debt the Company had at the time. The common shares were recorded at an estimated fair value per share of $.001 for a total value of $906.

3)                          On  September  20,  2010,  the  Company  issued  500,000  common  shares  to  the  individual shareholders of HIPP to satisfy outstanding accounts payable due to HIPP aggregating $500,000.

4)                          On October 7, 2010, in connection with its reorganization, the Company redeemed 5,706,636 of common shares with a stated $.01 par value from certain founding shareholders for no monetary consideration.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

During the period from inception (February 1, 2009) to December 31, 2009, the Company issued the following shares of unregistered common stock:

1)                          The Company issued 11,111,000 common shares designated as founder’s shares with a stated par value of $.01.

2)                          From May 2009 to December 2009, the Company sold 320,000 common shares at a per share price of $1.00. The Company received $320,000 in cash proceeds less $38,600 in issuance costs for net proceeds of $281,400.

Stock Purchase Warrant Grants

For warrants & options granted to non-employees in exchange for services, the Company records the fair value of the equity instrument using the Black-Scholes pricing model unless the value of the services is more reliably measurable.

During the year ended December 31, 2010, the Company issued the following stock warrants:

1)                          In connection with the Company’s issuance of $822,500 of convertible promissory notes, the Company provided the selling agent 10% warrant coverage based on the number of shares purchasable upon exercise of the conversion into shares of the Company.  The selling agents received 126,538 stock purchase warrants with an exercise price of $1.00 and a term of 5 years. The estimated fair value of these warrants was $69,456 and has been recorded as both an increase to additional paid in capital and deferred debt financing costs.

During the period from inception (February 1, 2009) to December 31, 2009, the Company issued the following stock warrants:

1)                          In connection with the Company’s sale of 320,000 shares of common stock, the Company provided the selling agent 10% warrant coverage.  The selling agent received a total of 32,001 stock purchase warrants with an exercise price of $1.00 and a term of 5 years. The estimated fair value of these warrants was $28,599 and was recorded as both an increase and corresponding decrease to additional paid in capital due to the expense being a capital issuance cost.

2)                          The Company granted 50,000 stock purchase warrants as compensation for consulting services received. The warrants have an exercise price of $1.00 with a term of 2 years. The estimated fair value of these warrants was $34,054 and was recorded as a general and administrative expense.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Using the Black-Scholes pricing model, the following assumptions were used to calculate the fair value of the stock purchase warrants granted, for which the fair value of the services were not more reliably measurable:

	2010	2009

Expected dividend yield	0.0%	0.0%
Risk free interest rate	1.64%	1.02% - 4.0%
Expected life in years	5	2 - 5
Expected volatility	135.0%	140.0%

The weighted average fair value for all warrants issued in 2010 and 2009 was $.55 and $.76, respectively.

The following table summarizes information about the Company’s outstanding warrants as of December 31:

		Weighted	Weighted
		Average	Remaining
	Stock	Exercise	Contractual
	Warrants	Price	Life (Years)

Balance outstanding at inception (February 1, 2009)	—	$—
Granted Exercised	82,001	1.00
Forfeited/canceled	—	—
Balance outstanding at December 31, 2009	—	—
	82,001	1.00

Granted Exercised	126,538	1.00
Forfeited/canceled	—	—
Balance outstanding at December 31, 2010	—	—
	208,539	$1.00	3.65

Exercisable at December 31, 2010	208,539	$1.00	3.65

Stock Option Grants

In January 2010, the Company granted 1,100,000 non-qualified stock options to employees of a related party for services being provided to the Company. The options vest 25% immediately and 25% annually thereafter and have an exercise price of $1.00 per share.  The options have a term of 10 years.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

In February 2010, the Company granted its President and CEO 600,000 non-qualified stock options. The options vest annually over a 4-year period and have an exercise price of $1.00 per share.  The options have a term of 10 years.

In April 2009, the Company granted 100,000 non-qualified stock options to an employee of a related party. The options vested over a term of 90 days and have an exercise price of $1.00 per share.  The options have a term of 3 years.

Using the Black-Scholes pricing model, the following assumptions were used to calculate the fair value of the stock options granted:

	2010	2009

Expected dividend yield	0.0%	0.0%
Risk free interest rate	3.85%	3.5%
Expected life in years	10	3
Expected volatility	140.0%	140.0%

The average fair value of the options issued in 2010 and 2009 was $.98 and $.79, respectively. The total value of the 2010 and 2009 option awards of $1,662,378 and $78,620, respectively, will be amortized on a straight line basis over the vesting period of the grants. The stock compensation expense was classified as general and administrative expense. There was no 2010 or 2009 tax benefit from recording this non-cash expense due to the Company’s full income tax valuation allowance. The 2010 and 2009 compensation expense had a $.04 and $.01 per share impact on the loss per share for the year ended December 31, 2010 and period ended December 31, 2009, respectively.  As of December 31, 2010, the unrecognized stock compensation expense is $452,265 and is expected to be recognized over the next 3.1 years.

The Company reviews its option pricing model assumptions on a periodic basis and adjusts them as necessary to ensure an accurate valuation. The expected life of an award was determined based upon the Company’s analysis of expected exercise behavior taking into account various participant demographics and option characteristic criteria.  The risk free rate of return is based upon the Treasury Rate for maturities of bond obligations of the U.S. government with terms comparable to the expected life of the options valued.  The Company’s estimate of volatility is based upon the observed volatility of capital stock of comparable public companies.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

The following table summarizes information about the Company’s outstanding stock options at December 31:

		Weighted	Weighted
		Average	Remaining
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value (1)
Balance outstanding at inception (February 1, 2009)	—	$—
Granted	100,000	1.00
Exercised	—	—
Forfeited/canceled	—	—
Balance outstanding at December 31, 2009	100,000	1.00

Granted	1,700,000	1.00
Exercised	—	—
Forfeited/canceled	(1,100,000)	1.00
Balance outstanding at December 31, 2010	700,000	$1.00	7.90	$—

Exercisable at December 31, 2010	100,000	$1.00	1.30	$—

(1)               The aggregate intrinsic value in the table represents the difference between the estimated stock price on December 31, 2010 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on December 31, 2010.

Stock restriction

As of December 31, 2010, certain founding shareholders holding 1,940,000 shares of the Company’s common stock are restricted from selling any shares for a minimum of one year after the Company completes a reverse merger into a public Company.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

8                                         INCOME TAXES

The provision (benefit) for income taxes consists of the following for the year ended December 31, 2010 and for period from inception (February 1, 2009) to December 31, 2009:

	2010	2009

Current	$—	$—
Deferred	57,000	(423,000)
Subtotal	57,000	(423,000)
Change in valuation allowance	(57,000)	423,000
Provision for income taxes	$—	$—

The provision for income taxes for the year ended December 31, 2010 and for the period from inception (February 1, 2009) to December 31, 2009, differs from the amounts that would result by applying the statutory federal income tax rate to the net losses before income taxes as follows:

	2010	2009

Expected federal income tax benefit (34%)	$(405,000)	$(360,000)
Expected state tax benefit, net of federal	(72,000)	(63,000)
Permanent differences	534,000	—
Change in valuation allowance	(57,000)	423,000
	$—	$—

The tax effects of temporary differences giving rise to significant portions of the deferred tax assets as of December 31, 2010 and 2009 are as follows:

	2010	2009

Deferred tax assets:
Net operating loss carry forward	$45,000	$11,000
Property, equipment and intangible assets	15,000	4,000
Capitalized start up costs	180,000	363,000
Share-based compensation	126,000	45,000
Total deferred tax assets	366,000	423,000
Valuation allowance	(366,000)	(423,000)
Net deferred tax assets	$—	$—

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.  The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized.

The Company estimates that at December 31, 2010, it has cumulative federal and state net operating loss carry forwards of approximately $112,000. Those carryfowards, if not used, will begin to expire in 2029 and continue through 2030. Under the Internal Revenue Code Section 382, certain stock transactions which significantly change ownership, including sale of stock and the granting of options to purchase stock, could limit the amount of net operating loss carry forwards and credits that may be utilized on an annual basis to offset taxable income in future periods. Such limitations could result in the loss carry forwards expiring before their associated benefits are realized.

9                                         EARNINGS PER SHARE

The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the year ended December 31, 2010 and the period from inception (February 1, 2009) to December 31, 2009:

	2010	2009
Basic earnings (loss) per share calculation:

Net income (loss) to common stockholders	$(1,192,398)	$(1,058,768)
Weighted average of common shares outstanding	10,568,244	10,638,346
Basic net earnings (loss) per share	$(0.11)	$(0.10)

Diluted earnings (loss) per share calculation:

Net income (loss) to common stockholders	$(1,921,398)	(1,058,768)
Weighted average of common shares outstanding	10,568,244	10,638,346
Stock options (1)	—	—
Stock warrants (2)	—	—
Convertible debt (3)	—	—
Diluted weighted average common shares outstanding	10,568,244	10,638,346
Diluted net income (loss) per share	$(0.11)	$(0.10)

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

(1)               At December 31, 2010 and 2009, there were common stock equivalents attributable to outstanding stock options of 700,000 and 100,000 common shares, respectively. The stock options are anti-dilutive at December 31, 2010 and 2009 and therefore, have been excluded from diluted earnings per share.

(2)               At December 31, 2010 and 2009, there were common stock equivalents attributable to warrants of 208,539 and 82,001 common shares, respectively.  The warrants are anti- dilutive at December 31, 2010 and 2009 and therefore, have been excluded from diluted earnings per share.

(3)               At December 31, 2010, there were common stock equivalents attributed to conversion shares related to the convertible debt of 1,265,385 common shares. The conversion shares are anti-dilutive at December 31, 2010 and therefore, have been excluded from diluted earnings per share.

10                                  COMMITMENTS AND CONTINGENCIES

License Agreement

The Company has a perpetual license agreement with Mayo Foundation for Education and Research (see notes 4 and 5) whereby the Company is obligated to make royalty payments aggregating 5% of gross sales relating to the licensed technology with minimum annual royalties of $50,000 for 2011 and $100,000 for 2012 and thereafter. During 2010 and 2009, no costs were incurred pursuant to this royalty agreement.

Convertible Debt Selling Agent Agreement

The Company has a selling agent agreement for its private placement convertible debt offering (see note 6). The selling agent fees include commissions and expense allowances aggregating 13% of the gross proceeds and the issuance of warrants to purchase a number of the Company’s common shares equal to 10% of the shares of common stock into which the notes could be converted at a conversion rate of $0.65.  The warrants will be exercisable at a price of $1 for a period of five years following issuance.

11                                  SUBSEQUENT EVENTS

In January 2011, the Company granted stock options to certain board members to acquire 100,000 shares of common stock at $.65 per share.  The options vest immediately upon grant and have a term of 10 years.

Through March 1, 2011, the Company issued $285,000 of additional convertible notes pursuant to the terms of the private placement convertible debt offering (see note 6).

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Period from

Inception (February 1, 2009) to December 31, 2009

Effective February 1, 2011, OnPoint entered into a merger agreement with Vertical Health Solutions Group, Inc. (“VHS”), a publically traded corporation. The closing of the merger is to occur on or before March 31, 2011. Upon closing of the merger, OnPoint will become a wholly-owned subsidiary of VHS. The acquisition will be treated as a recapitalization of OnPoint with OnPoint being treated as the accounting acquirer in a reverse merger.  The operations of OnPoint will become the continuing operations of VHS. Upon completion of the merger, OnPoint shareholders will receive shares in VHS equal to their current outstanding share holdings in OnPoint.  OnPoint’s outstanding options and warrants to purchase OnPoint’s common stock will become options and warrants exercisable into such number of shares of VHS common stock at an exercise price having the same economic value as prior to the merger.  Also, OnPoint’s convertible notes will become convertible into shares of VHS common stock at a conversion price having the same net economic value as prior to the merger. Since no cash is to be received in the merger from VHS, all transaction costs will be expensed as incurred. As part of the merger agreement, the Company has advanced $40,000 to VHS for merger related expenses and has agreed to advance an additional $10,000.

The date to which events occurring after December 31, 2010, the date of the most recent balance sheet, have been evaluated for possible adjustment to the financial statements or disclosure is March 1, 2011, which is the date on which the financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,725
Legal fees and expenses	[ ]	*
Accounting fees and expenses	[ ]	*
Transfer Agent’s fees and expenses	[ ]	*
Printing and engraving expenses	[ ]	*
Miscellaneous	[ ]	*
Total	$ [ ]	*

No portion of these costs and expenses will be borne by the selling security holders.

*                    Estimate

Item 14.                   Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s articles of incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company intends to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 15.                   Recent Sales of Unregistered Securities.

Reverse Merger

On February 1, 2011, VHS, OnPoint and Merger Sub entered into the Reverse Merger Agreement.  Pursuant to the Reverse Merger Agreement, Merger Sub merged into OnPoint on April 15, 2011 with OnPoint continuing as the surviving entity in the Merger.

As a result of the Reverse Merger, each share of capital stock of OnPoint was converted into one share of common stock of VHS.  Immediately following the Merger, VHS owned 100% of the outstanding capital stock of OnPoint.  In connection with the Reverse Merger, VHS issued an aggregate of 7,143,113 shares of common stock.  Of the 7,143,113 shares of common stock to be issued to shareholders of OnPoint, 1,000,000 shares of common stock (the “Escrow Shares”) were delivered to Private Bank Minnesota (the “Escrow Agent”) and held in escrow pursuant to the Reverse Merger Agreement and the terms of the share escrow agreement, dated April 15, 2011, among the Escrow Agent, OnPoint, and VHS (the “Escrow Agreement”).  The Escrow Shares will be disbursed to the shareholders of OnPoint upon receipt by VHS of an aggregate of $1,000,000 in equity financing (the “Equity Release Amount”); provided, the Equity Release Amount is received on or before December 31, 2011.  If the Equity Release Amount is received on or before December 31, 2011, the shares of common stock held in the Escrow Fund shall be distributed to the shareholders of OnPoint pro rata based on such shareholders percentage ownership immediately prior to the Effective Time.  If the Equity Release Amount is not received on or before December 31, 2011, the Escrow Shares shall be released by the Escrow Agent to VHS on January 1, 2012 and shall thereafter be cancelled by VHS.

The issuance of common stock in connection with the Reverse Merger was exempt from registration under Section 4(2) of the Securities Act.

Initial Closing of Private Placement

On June 7, 2011, VHS completed the initial closing of a private placement to accredited investors of 525,000 units, at a purchase price of $1.00 per unit, for approximately $525,000 in gross proceeds. Each unit consisted of one share of common stock and a warrant to purchase 0.5 shares of common stock.  Pursuant to a Confidential Private Placement Memorandum, VHS issued an aggregate of approximately 525,000 shares of common stock, together with warrants to purchase approximately 262,500 shares of common stock at an exercise price of $2.00 per share.

In connection with this offering, the Company engaged Emergent Financial Group, Inc. to act as exclusive placement agent (the “Placement Agent”). The Placement Agent received commissions of 10% of the gross proceeds of the offering and a corporate finance fee of 3% of the gross proceeds of the offering for providing certain services as Placement Agent.  The Placement Agent will also receive a five-year warrant to buy a number of shares of common stock equal to 10% of the number of shares of common stock sold in the offering and the shares of common stock that may be issued upon the exercise of warrants sold in the offering, subject to certain limitations (the “Placement Agent Warrant”).  The Placement Agent Warrant will have an exercise price of $2.00 per share and will be issued at the final closing of the offering.  In addition, the Placement Agent will be reimbursed, on an accountable basis, for up to $15,000 of its fees and expenses in connection with the offering.

Additional closings of the offering may be held until the earlier of August 15, 2011 or the completion of the sale of up to an aggregate maximum gross proceeds of $5,000,000.  The net proceeds of the offering shall be used (i) to support the development and commercialization of MRI quality assurance software technologies; (ii) to support the development and commercialization of quality assurance software technologies for additional diagnostic modalities; and (iii) for general corporate purposes.

The securities sold in the Offering were exempt from registration under Section 4(2) of the Securities Act

Conversion of 10% Notes

On June 7, 2011, the Company entered into a bridge note conversion agreement with certain of its existing bridge note holders to convert all or a portion of the outstanding principal balance (plus accrued interest) of such holders’ 10% conversion promissory notes (the “10% Notes”) into shares of common stock at a conversion price of $0.65 per share.  In consideration for conversion, the Company provided such holders with registration rights.  Holders of $1,017,500 of 10% Notes have converted their 10% Notes into 1,637,663 shares of common stock.  As of [June 30], 2011, there were $330,000 of 10% Notes outstanding.

The securities issued in connection with the bridge note conversion agreement were exempt from registration under Section 4(2) of the Securities Act

Amendment to Selling Agent Agreement

On June 28, 2011, VHS, OnPoint and Emergent Financial Group, Inc. (“Emergent”) entered into an amendment (the “Amendment”) to the Selling Agency Agreement (as defined below) in order to finalize the number of shares of our common stock underlying the Selling Agent Warrants (as defined below) to which Emergent was entitled.  Pursuant to the

Amendment, Emergent received Selling Agent Warrants to purchase an aggregate of 236,537 shares of our common stock at an exercise price of $1.00 per share.  The Selling Agent Warrants expire on March 2, 2016.

By way of background, on September 10, 2010, OnPoint and Emergent entered into a selling agency agreement (the “Selling Agency Agreement”) relating to the private placement of $1,347,500 of the 10% Notes whereby Emergent agreed to act as OnPoint’s agent for such offer and sale. Pursuant to the terms of the Selling Agency Agreement, Emergent was eligible to receive commissions of 10% of the principal amount of the 10% Notes and a non-accountable expense allowance of 3% of the principal amount of the 10% Notes for providing services as selling agent.  Emergent was also entitled to receive a five-year warrant exercisable for 10% of the maximum number of shares which may be issued upon conversion of the principal and accrued interest of the 10% Notes at the rate of $0.65 per share, with an exercise price of $1.00 per share (the “Selling Agent Warrants”).  Pursuant to the terms of the Selling Agency Agreement, Emergent was paid $134,750 in commissions and $40,425 as a non-accountable expense allowance.

As previously disclosed, on June 7, 2011 the Company entered into a bridge note conversion agreement with certain holders of the 10% Notes to convert all or a portion of the outstanding principal balance (plus accrued interest) of such holders’ 10% Notes into shares of common stock, at a conversion price of $0.65 per share.  Holders of $1,017,500 of 10% Notes converted their 10% Notes into 1,637,663 shares of common stock.  As a result of such conversion, the parties were able to finalize the number of shares to which Emergent was entitled pursuant to the Selling Agency Agreement.

The issuance of securities in connection with the Amendment was exempt from registration under Section 4(2) of the Securities Act.

Item 16.	Exhibits.

5.1	Opinion of Morgan, Lewis & Bockius LLP.*
10.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).
10.2	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).
10.3

Placement Agency Agreement, dated March 3, 2011, by and between OnPoint Medical Diagnostics, Inc. and Emergent Financial Group, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.4

PIPE Escrow Agreement, dated March 3, 2011, by and among Vertical Health Solutions, Inc., OnPoint Medical Diagnostics, Inc. and Private Bank Minnesota (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.5	Form of Bridge Note Conversion Agreement (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).
21.1	List of Subsidiaries.*
23.1	Consent of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC.*
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6)

*                    To be filed by amendment.

Item 17.                   Undertakings.

10.                   (a)               The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 2, 2011.

Vertical Health Solutions, Inc.

September 2, 2011	By:	/S/ WILLIAM T. CAVANAUGH
Name: William T. Cavanaugh
Title: President and Chief Executive Officer
(Principal Executive Officer)

September 2, 2011	By:	/S/ MARK STEEGE
Name: Mark Steege
Title: Interim Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Vertical Health Solutions, Inc. hereby severally constitute and appoint William Cavanaugh and Mark Steege, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM CAVANAUGH	President, Chief Executive Officer and Director	September 2, 2011
William T. Cavanaugh	(Principal Executive Officer)

/S/ MARK STEEGE	Interim Chief Financial Officer, Treasurer and Secretary	September 2, 2011
Mark Steege	(Principal Financial and Accounting Officer)

/S/ GUS CHAFOULIAS	Director	September 2, 2011
Gus Chafoulias

/S/ GEORGE DANKO	Director	September 2, 2011
George Danko

/S/ BLAKE WHITNEY	Director	September 2, 2011
Blake Whitney

/S/ RICHARD LINDSTROM	Director	September 2, 2011
Richard Lindstrom

/S/ TOM TOMLINSON	Director	September 2, 2011
Tom Tomlinson

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.*

10.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.2	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.3

Placement Agency Agreement, dated March 3, 2011, by and between OnPoint Medical Diagnostics, Inc. and Emergent Financial Group, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.4

PIPE Escrow Agreement, dated March 3, 2011, by and among Vertical Health Solutions, Inc., OnPoint Medical Diagnostics, Inc. and Private Bank Minnesota (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

10.5	Form of Bridge Note Conversion Agreement (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed on June 13, 2011).

21.1	List of Subsidiaries.*

23.1	Consent of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC.*

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6)

*                    To be filed by amendment.